MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR

This Circular solicits proxies for use at the Annual and Special Meeting, and any adjournment (the “Meeting”), of the holders (the “Shareholders” or “you”) of Common Shares of Agrium Inc. (the “Corporation” or “we”) to be held on Wednesday, May 9, 2007 in Palomino Rooms A-E at the Roundup Centre, 20 Roundup Way S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.

SECTION ONE: VOTING MATTERS

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We had 133,533,028 Common Shares outstanding as of March 13, 2007. Only Shareholders of record as of the close of business on that date are entitled to vote at the Meeting.

At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.

As of March 13, 2007, to our knowledge, no person beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the votes attached to the Common Shares.

Quorum

A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

This solicitation is made on behalf of the Management of the Corporation. The costs incurred in the preparation and mailing of the form of proxy, Notice of Meeting and this Circular will be borne by us. In addition to the use of mail, proxies may be solicited personally, by telephone, or by other means of communication by our directors, officers and employees, who will not be remunerated therefor.

Solicitation of Proxies

CIBC Mellon Trust Company at the address shown on the accompanying envelope must receive proxies not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the time for holding the Meeting.

A form of proxy must be in writing and be executed by you or your attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.

The persons named in the enclosed form of proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space in the form of proxy and strike out the other names, or submit another appropriate form of proxy.

Non-registered Shareholders that hold their shares in the name of a nominee such as a bank, trust company, securities broker or other financial institution must seek instructions as to how to vote their shares from their nominee. As required by Canadian securities laws, non-registered Shareholders will have received a form of proxy or request for voting instructions from their nominee. It is important for non-registered Shareholders to follow the voting instructions provided to them by their nominee.

Since our registrar and transfer agent, CIBC Mellon Trust Company, does not have a record of the names of our non-registered Shareholders, CIBC Mellon Trust Company will have no knowledge of a non-registered Shareholder’s right to vote, unless the nominee has appointed the non-registered Shareholder as proxyholder. Non-registered Shareholders who wish to vote in person at the Meeting must insert their name in the space provided on the form of proxy or voting instruction form, and return the same by following the instructions provided by their nominee.

Revocability of Proxy

You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting.

Exercise of Discretion by Proxy

The persons named in the enclosed form of proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.

If you do not provide instructions in your form of proxy, the persons named in the enclosed form of proxy will vote your shares in favour of the matter to be acted on at the Meeting. The persons named in our form of proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in our form of proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, we did not know of any such amendment, variation or other matter.

SECTION TWO: MATTERS TO BE ACTED UPON AT THE MEETING

ELECTION OF DIRECTORS

Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in our form of proxy will vote FOR the election of these nominees as directors.

We have provided a form of proxy that permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees.

The Board of Directors adopted a Directors Majority Voting Policy at its meeting on February 21, 2007 pursuant to which, in an uncontested election of directors, if a director does not receive the support of a majority of the votes cast at the annual meeting of shareholders in his or her favour, that director will tender his or her resignation to the Board Chair, to be effective upon acceptance by the Board. The Corporate Governance & Nominating Committee will expeditiously consider the director’s offer to resign and make a recommendation to the Board whether to accept it. The Board of Directors will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A director who tenders a resignation pursuant to this Policy will not participate in any meeting of the Board of Directors or the Corporate Governance & Nominating Committee at which the resignation is considered. This Policy has been codified by way of amendment to our Corporate Governance Guidelines which can be found on our web site under “Corporate Governance” at www.agrium.com, and is in effect for this year’s Annual and Special Meeting of Shareholders. This policy does not apply in circumstances involving contested director elections.

The Corporation will file the complete voting results regarding all items of business conducted at the Annual and Special Meeting on SEDAR, including the number of votes cast FOR and WITHHELD from each individual director.

We believe that each nominee will be able to serve as a director. If any nominee is unavailable to serve, the person named in our form of proxy will be able to vote at his discretion for any person as a director.

Name	Principal Occupation and Full Biography
Mr. Neil Carragher, 68
M.Sc.
Toronto, Ontario, Canada
(Director since December 12, 1996)

Other Public Directorships
• The Westaim Corporation, a technology company (TSX, NASDAQ)
• NUCRYST Pharmaceuticals Corp., a pharmaceutical technology company (TSX, NASDAQ)
Mr. Carragher is the President of The Corporate Partnership Ltd. (a mergers and acquisitions company). Mr. Carragher was formerly a corporate turnaround specialist and a mergers and acquisitions advisor.

Independent Director.
Chair of the Corporate Governance & Nominating Committee.
Member of the Audit Committee.

Name	Principal Occupation and Full Biography
Dr. Ralph S. Cunningham, 66
Ph.D. (Engineering)
Houston, Texas, U.S.A.
(Director since December 12, 1996)

Other Public Directorships
• EnCana Corporation, an energy company (TSX, NYSE)

• Enterprise Products Partners L.P., a midstream energy partnership (NYSE)

• TETRA Technologies, Inc., an oil and gas services company (NYSE)
Dr. Cunningham is the Group Executive Vice President and Chief Operating Officer and a director of Enterprise Products G.P., L.L.C., the General Partner of Enterprise Products Partners L.P. (a midstream energy partnership). Dr. Cunningham is also Board Chair of TETRA Technologies, Inc. He is an Advisory Director of Pilko & Associates, a Houston, Texas based management and consulting firm specializing in advising multi-national companies on environmental, health & safety governance and management systems. Dr. Cunningham is a former Board Chair and director of Texas Eastern Products Pipeline Company L.L.C. (an energy transportation company), a former Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and has held a number of supervisory and management positions at Exxon Company (an energy company).

Independent Director.
Chair of the Human Resources & Compensation Committee.
Member of the Audit Committee.

Dr. D. Grant Devine, 62 F.A.I.C., P.Ag., B.Sc., M.B.A., M.Sc., Ph.D. Caronport, Saskatchewan, Canada (Director since March 1, 1993) Other Public Directorships None	Dr. Devine is a Corporate Director and a farmer and rancher. Dr. Devine is President of Grant Devine Farms and Consulting Services Ltd. (a management company), and Board Chair of Live Global Bid Inc. (an on-line real-time communications company). Dr. Devine is a former Premier of Saskatchewan from 1982 to 1991, a former Minister of Agriculture and Energy in Saskatchewan, a former Professor at the University of Saskatchewan, a former President of the Executive Council of Saskatchewan and a former Board Chair of the Crown Investment Corporation.

Independent Director.
Chair of the Environment, Health & Safety Committee.
Member of the Corporate Governance & Nominating Committee.

Name	Principal Occupation and Full Biography
Ms. Germaine Gibara, 62
C.F.A., M.A., P.M.D.
Montreal, Quebec, Canada
(Director since September 29, 2004)

Other Public Directorships
• Sun Life Financial Inc., an insurance company (TSX, NYSE, PSE)
• Cogeco Cable Inc., a cable television company (TSX)
• St. Lawrence Cement Group Inc., a supplier of products to the construction industry (TSX)
Ms. Gibara is the President of Avvio Management Inc. (a change and technology management consulting firm) and a director of the CPP Investment Board. She is a former director of Corel Corporation (a software company), Ault Foods Ltd. (a food company), Pechiney Group (an aluminium company), Videotron Inc. (a cable television company) and Clarica Life Insurance Company (a life insurance company). She formerly was the Vice President, Private Investments, Technology Companies, of Caisse de depot et placement du Quebec and formerly the President of Alcan Automotive Structures, a division of Alcan Aluminium Ltd. (an aluminium company). Ms. Gibara has attended the Program for Management Development at the Harvard Business School and holds a Masters Degree in Political Science and Economics from Dalhousie University, and received her C.F.A. designation in 1984.

Independent Director.
Member of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.

Mr. Russell K. Girling, 44
B. Comm., M.B.A. (Finance)
Calgary, Alberta, Canada
(Director since May 9, 2006)

Other Public Directorships
• TC Pipelines, L.P., a pipeline limited partnership (NASDAQ)
• NOVA Gas Transmission Ltd., an Alberta gas pipeline company
Mr. Girling is President, Pipelines, of TransCanada Corporation (a diversified energy and pipeline company), and Board Chairman and Chief Executive Officer of TC Pipelines, L.P. (a pipeline limited partnership). Mr. Girling is currently a director of NOVA Gas Transmission Ltd. (an Alberta gas pipeline company), which is affiliated with TransCanada Corporation. Mr. Girling is also a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.), and a former director of Bruce Power Inc. (a nuclear power company). Mr. Girling was previously President of TransCanada Gas Services, a division of TransCanada Corporation, Executive Vice President, Power of TransCanada Energy and Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Corporation. Mr. Girling is also a former director of the Alberta Children’s Hospital Fund.

Independent Director.
Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Name	Principal Occupation and Full Biography
Dr. Susan A. Henry, 60 B.Sc. (Zoology), Ph.D. (Genetics) Ithaca, New York, U.S.A. (Director since September 27, 2001) Other Public Directorships None	Dr. Henry is the Dean of College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University in Ithaca, New York, a Fellow of the American Association for the Advancement of Science since 1994 and a Fellow of the American Academy of Microbiology since 1993. Dr. Henry is a member of the Scientific Advisory Board of Cellomics, Inc. (a provider of integrated platforms for drug discovery) and the Advisory Board of BioEconomy Partners (a biotechnology partnership). Dr. Henry is a member of the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, serves as a member of the Committee on Election to Fellowship, American Academy of Microbiology, is a board member of the Governors Nominating Committee American Academy of Microbiology, and is the past Chair of the National Institutes of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

Independent Director.
Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Mr. Russell J. Horner, 57 B.Sc. (Chem) Vancouver, B.C., Canada (Director since September 29, 2004) Other Public Directorships None	Mr. Horner is a Corporate Director. He is the former President and Chief Executive Officer of Catalyst Paper Corporation (a forest products and paper company), a former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company), and a former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is a former Board member of the Pulp and Paper Research Institute of Canada, a former member of the Board of Directors of the World Wildlife Fund Canada, and a former member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

Independent Director.
Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Name	Principal Occupation and Full Biography
Ms. Anne McLellan, P.C. 56
B.A., LL.B, LL.M
Edmonton, Alberta, Canada
(Director since September 28, 2006)

Other Public Directorships
• Nexen Inc., an energy company (TSX, NYSE)
• Cameco Corporation, a uranium company (TSX, NYSE)
Ms. McLellan has approximately 30 years of political, policy making, and legal experience. Ms. McLellan served as a Member of Parliament from 1993 to 2006, serving as Deputy Prime Minister from December 2003 - January 2006. Throughout her career she has held numerous ministerial posts, including: Minister of Natural Resources, Minister of Justice and Attorney General, Minister of Health and the first Minister of Public Safety and Emergency Preparedness. Ms. McLellan taught law at the Universities of New Brunswick and Alberta. Ms. McLellan is the Distinguished Scholar in Residence at the Institute for United States Policy Studies at the University of Alberta and is Counsel at the law firm of Bennett Jones LLP. Ms. McLellan holds Bachelor of Arts and Bachelor of Laws degrees from Dalhousie University and a Masters of Law degree from King’s College, University of London.

Independent Director.
Member of the Corporate Governance & Nominating Committee.
Member of the Environment, Health & Safety Committee.

Mr. Frank W. Proto, 64 B.A. (Economics) Regina, Saskatchewan, Canada (Director since March 1, 1993) Other Public Directorships None	Mr. Proto is Board Chair (serving on a part-time basis) of the Corporation, and Board Chair of Nelson Group Inc. (an investment company). Mr. Proto is a former Chair of the Petroleum Technology Research Centre at the University of Regina, a former Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company), and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of each of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

Independent Director.
Board Chair.
Member of the Audit Committee.
Member of the Environment, Health & Safety Committee.

Name	Principal Occupation and Full Biography
Mr. Michael M. Wilson, 55 B.Sc. (Chem), P.Eng. Bragg Creek, Alberta, Canada (Director since October 1, 2003) Other Public Directorships None
Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Mr. Wilson is the Chair of Canpotex Limited (a potash export company), as well as the Vice Chair of the International Plant Nutrition Institute, a director of The Fertilizer Institute, a director of the International Fertilizer Association, and a director of the Calgary Prostate Cancer Institute. Prior to joining the Corporation, between 1994 and 2000, Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol, from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

Non-Independent Director.
Chief Executive Officer of the Corporation.

Mr. Wilson is not a member of any of the Committees of the Board of Directors, but regularly attends the open sessions of the Committee Meetings.

Mr. Victor J. Zaleschuk, 63
B.Comm., CA
Calgary, Alberta, Canada
(Director since October 3, 2002)

Other Public Directorships
• Nexen Inc., an energy company (TSX, NYSE)
• Board Chair of Cameco Corporation, a uranium company (TSX, NYSE)
Mr. Zaleschuk is a Corporate Director. Mr. Zaleschuk is also a former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Independent Director.
Member of the Audit Committee.
Chair of the Audit Committee effective May 9, 2007.
Member of the Human Resources & Compensation Committee.

All directors have held the principal occupation identified above for not less than five years except as follows: Dr. Cunningham from March 22, 2005 to November 23, 2005 was Board Chair of Texas Eastern Products Pipeline Company, L.L.C. and prior to March 2005 he was a Corporate Director; Mr. Girling prior to June 2006 was Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Corporation, and prior to March 2003, Executive Vice President and Chief Financial Officer of TransCanada Corporation; Mr. Horner, prior to February 23, 2007, was President and Chief Executive Officer of Catalyst Paper Corporation; Ms. McLellan prior to January 23, 2006 was a Member of Parliament for Edmonton Centre (riding also known as Edmonton Northwest and Edmonton West), and served as Deputy Prime Minister of Canada, Minister of Public

Safety and Emergency Preparedness and Minister of Health; Mr. Wilson, prior to October 2003, was President & Chief Operating Officer of the Corporation, and prior to October 2002, was Executive Vice President & Chief Operating Officer of the Corporation.

Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the Canada Business Corporations Act (the “Act”).

The attendance of directors at Board and Committee meetings, the compensation paid to directors, the Board composition (including the independence of the directors), and director succession planning are disclosed under “Corporate Governance” in this Circular.

Mr. Harry Schaefer and Mr. Frank King, directors of the Corporation since May 6, 1998 and December 12, 1996, respectively, will be retiring from the Board on May 9, 2007 and accordingly are not standing for re-election in connection with the Meeting.

APPOINTMENT OF AUDITORS

Unless instructed otherwise, the persons named in our form of proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual meeting. KPMG LLP have been our auditors since 1993.

Fees Paid to KPMG LLP & External Audit Service Fees (By Category)

Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and quarterly reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2005 and 2006. During these years, KPMG LLP were our only external auditors.

	Year Ended December 31,
Category	2005	2006

Audit Fees(1)	$777,000	$1,940,500
Audit-Related Fees(2)	63,000	105,000
Tax Fees(3)	277,500	181,100
All Other Fees(4)	56,000	4,000

Total	$1,173,500	$2,230,600

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of our financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The increase in audit fees in 2006 over 2005 is primarily attributable to and reflective of the additional work that was required to comply with section 404 of the Sarbanes-Oxley Act of 2002.

(2)	For assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above, including audits of the combined financial statements for North America Retail Operations for the fiscal years 2005 and 2006; audits of the financial statements for VU Partnership for the fiscal years 2005 and 2006; and compliance reports relating to contractual debt arrangements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning with respect to Canadian, U.S. and international jurisdictions; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/combinations; and other tax planning and compliance services.

(4)	For services provided by KPMG LLP other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above, consisting of miscellaneous corporate reporting, compliance, and translation services.

(5)	The above amounts exclude billings from KPMG USA to Royster-Clark which had been pre-approved by the Royster-Clark audit committee in the amounts of: Audit Fees ($nil), Audit-Related Fees ($nil), Tax Fees ($374,700) and All Other Fees ($nil) related to 2006.

AMENDMENT OF STOCK OPTION AND TANDEM SAR PLAN

On February 21, 2007, the Board of Directors approved various amendments to, and restated, the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”). The amendments to, and the restatement of, the Stock Option Plan by the Board of Directors has been conditionally approved by the Toronto Stock Exchange (“TSX”).

Under the rules of the TSX, Shareholders must approve certain amendments to the Stock Option Plan that were made by the Board of Directors. These amendments are (a) to revise the amendment provision of the Stock Option Plan to specify which changes to the Stock Option Plan and outstanding options granted under the Stock Option Plan require shareholder approval; and (b) as permitted by a recent TSX Staff Notice, to permit options that expire during, or within five business days after, a trading black-out period imposed by the Corporation to be exercised within a limited number of days after the trading black-out is lifted by the Corporation.

The proposed amending provision expressly provides that Shareholder approval is required to amend the Stock Option Plan to (a) increase the number of Common Shares reserved for issuance under the Stock Option Plan (including a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares), (b) change the manner of determining the exercise price so that the exercise price is less than the market price of the Common Shares at the date of grant, (c) include directors who are not also officers or employees of the Corporation or any affiliate of the Corporation as eligible participants for purposes of the Stock Option Plan, or (d) amend the assignment and transfer provisions of the Stock Option Plan. In addition, Shareholder approval is required to amend options granted under the Stock Option Plan to (a) reduce the exercise price, or cancel and reissue options or SARs so as to in effect reduce the exercise price, (b) extend the termination date beyond the original expiration date, except in certain limited circumstances where the Corporation has imposed a trading black-out as described below, or (c) permit options granted under the Stock Option Plan to be transferred or assigned other in accordance with the assignment and transfer provisions of the Stock Option Plan.

Subject to the restrictions in the preceding paragraph, the Board may, in its discretion, and without obtaining Shareholder approval, amend, suspend or discontinue the Stock Option Plan, and amend or discontinue any options granted under the Stock Option Plan, at any time. Without limiting the foregoing, the Board may, without obtaining Shareholder approval, amend the Stock Option Plan, and any options granted under the Stock Option Plan, to (i) amend the vesting provisions, (ii) amend the termination provisions, except in certain limited circumstances where the Corporation has imposed a trading black-out, as described below, (iii) amend the eligibility requirements of eligible participants which would have the effect of broadening insider participation, except in certain limited circumstances as described in the preceding paragraph, (iv) add any form of financial assistance, (v) amend a financial assistance provision which is more favorable to eligible participants, (vi) add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares, (vii) add a deferred or restricted share unit or any other provision which results in the eligible participants receiving securities while no cash consideration is received by the Corporation, and (viii) make amendments of a housekeeping nature.

As now expressly permitted by a recent TSX Staff Notice, the proposed amendments to the Stock Option Plan also provide that if an option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Corporation.

Shareholders will be asked at the Meeting to consider, and, if considered advisable, to adopt the following resolution to approve the amendments to the Stock Option Plan described above:

“RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. the amendments to the Agrium Inc. Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”) adopted by the Board of Directors of the Corporation on February 21, 2007 as described in this Circular be and are hereby approved, and the Stock Option Plan be and is hereby ratified and approved; and

2. any officer of the Corporation be and is hereby authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

The resolution must be passed, with or without amendment, by not less than a majority of votes cast by Shareholders who vote in person or by proxy in respect of the resolution at the Meeting. No Shareholders are excluded from voting in respect of the resolution.

The Board of Directors unanimously recommends that Shareholders approve the amendments to the Stock Option Plan by voting for the resolution. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the resolution to approve the amendments to the Stock Option Plan.

More information about the Stock Option Plan is outlined below under the headings “Approval of Increase of Maximum Number of Common Shares Available for Options under the Stock Option and Tandem SAR Plan” and “Executive Compensation - Stock Option and Tandem SAR Plan.” A full description of the Stock Option Plan is set out in Schedule “C” to this Circular.

APPROVAL OF INCREASE OF MAXIMUM NUMBER OF COMMON SHARES AVAILABLE FOR
OPTIONS UNDER THE STOCK OPTION AND TANDEM SAR PLAN

On February 21, 2007, the Board of Directors, with the conditional approval of the TSX and subject to approval of the Shareholders as required under the rules of the TSX, resolved to increase the maximum number of Common Shares issuable and that may be issued under the Stock Option Plan by 1,000,000 Common Shares. All of these additional Common Shares, if approved, will be available for issuance to officers or employees of the Corporation or any affiliate of the Corporation on the exercise of stock options. If the proposed increase is approved, 3.85% of the total number of outstanding Common Shares of the Corporation will be subject to outstanding options or will be available for future option grants.

The following table illustrates the number of Common Shares of the Corporation that will be subject to option grants after the proposed increase, based on 133,533,028 issued and outstanding Common Shares as at the date of this Circular:

		Common Shares
	Common Shares	available for	Maximum Common
	subject to	future option	Shares subject to
	outstanding options	grants	option grants

Currently approved	3,666,153	471,439	4,137,592
Proposed Increase	—	1,000,000	1,000,000
Total	3,666,153	1,471,439	5,137,592
Percentage of Common Shares	2.75%	1.10%	3.85%

On February 21, 2007, the Board of Directors granted 476,800 stock options under the Stock Option Plan, which represents 0.36% of the total issued and outstanding Common Shares of the Corporation. In each of 2006 and 2005, the Board of Directors granted 564,780 and 757,800 stock options, respectively, which represented 0.43% and 0.57% of the total issued and outstanding Common Shares as at January 1, 2006 and January 1, 2005, respectively.

The proposal to increase the maximum number of Common Shares issuable and that may be issued under the Stock Option Plan is to ensure that the Corporation can continue to provide comprehensive long-term incentive awards. The Corporation believes that after giving effect to the proposed increase in the number of Common Shares issuable and that may be issued under the Stock Option Plan, the maximum level of option dilution of 3.85% that will result if all available options under the Stock Option Plan are exercised conforms to current best Canadian corporate practice and is within the levels prescribed by institutional investor guidelines.

The form of resolution to approve the increase in the maximum number of Common Shares issuable under the Stock Option Plan (and the maximum number of Common Shares that may be issued under such Plan) by 1,000,000 Common Shares is set out below as follows:

“RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. the number of Common Shares of the Corporation issuable and that may be issued under the Agrium Inc. Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”) be increased by an additional 1,000,000 Common Shares, so that the maximum number of Common Shares currently issuable and that may be issued under the Stock Option Plan as at the date of this Circular shall be 5,137,592, and the total maximum number of Common Shares issuable under the Stock Option Plan, including Common Shares that have been issued upon exercise of options since inception of the Stock Option Plan, is 13,650,625; and

2. any officer of the Corporation be and is hereby authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

The resolution must be passed, with or without amendment, by not less than a majority of votes cast by Shareholders who vote in person or by proxy in respect of the resolution at the Meeting. No Shareholders are excluded from voting in respect of the resolution.

The Board of Directors unanimously recommends that Shareholders approve this increase in the maximum number of Common Shares issuable and that may be issued under the Stock Option Plan by voting for the resolution. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the resolution to approve the increase in the maximum number of Common Shares issuable and that may be issued under the Stock Option Plan.

More information about the Stock Option Plan is outlined above under the heading “Amendment of Stock Option and Tandem SAR Plan” and below under the heading “Executive Compensation — Stock Option and Tandem SAR Plan.” A full description of the Stock Option Plan is set out in Schedule “C” to this Circular.

AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN

Introduction

The Corporation originally implemented a shareholder rights plan agreement on March 1, 1995. In accordance with its terms, this was replaced and reconfirmed by Shareholders on March 2, 1998, and restated and reconfirmed by Shareholders on May 9, 2001 and April 28, 2004. The current shareholder protection rights plan as restated and reconfirmed by Shareholders on April 28, 2004 is referred to as the “2004 Rights Plan”. The Board has now approved an amended and restated shareholder protection rights plan agreement (the “2007 Rights Plan”) to amend and restate the 2004 Rights Plan so as to continue the outstanding rights granted under the predecessor shareholder protection rights plans on the terms and conditions of the 2007 Rights Plan and to reconfirm the continued issuance of the rights. A summary of the terms and conditions of the 2007 Rights Plan is contained in Schedule “D” to this Circular.

Shareholders will be asked at the Meeting to vote on a resolution, the text of which is set out below under the heading “Confirmation by Shareholders” (the “Rights Plan Resolution”), to ratify, confirm and approve the adoption of the 2007 Rights Plan. To continue a shareholder rights plan for the Corporation beyond the termination of the Meeting, the Rights Plan Resolution must be passed by a majority of the votes cast by Independent Shareholders (as defined in the 2007 Rights Plan) who vote in respect thereof. At the date of this Circular, the Corporation believes that all Shareholders are Independent Shareholders.

The Corporation has reviewed the 2007 Rights Plan for conformity with current practices of Canadian companies with respect to shareholder protection rights plans. The Corporation believes that the 2007 Rights Plan preserves the fair treatment of Shareholders, is consistent with current best Canadian corporate practice and addresses institutional investor guidelines. The 2007 Rights Plan contains substantially the same terms and conditions as the 2004 Rights Plan.

The 2007 Rights Plan was not adopted in response to or in anticipation of any pending or threatened take-over bid. It is not intended to and will not prevent a take-over of the Corporation.

The 2007 Rights Plan does not reduce the duty of the Board to act honestly, in good faith and in the best interests of the Corporation and its Shareholders, and to consider on that basis any offer made, nor does the 2007 Rights Plan alter the proxy mechanisms to change the Board, create dilution on the initial issue of the rights or change the way in which Common Shares trade.

Objectives of the 2007 Rights Plan

The purpose of the 2007 Rights Plan is to encourage an offeror either to make a Permitted Bid (as defined in the 2007 Rights Plan), without approval of the Board, having terms and conditions designed to meet the objectives of the 2007 Rights Plan, or to negotiate the terms of the offer with the Board. Failure to do either creates the potential for substantial dilution of the offeror’s position.

The purpose of the 2007 Rights Plan is to address the following concerns that are widely held to be inherent in the provisions of current legislation governing take-over bids in Canada:

(a) Time

Securities legislation in Canada currently permits a take-over bid to expire in 35 days. The Board is of the view that 35 days is an insufficient amount of time to permit the Board and the Shareholders to assess an offer and solicit competing offers from third party bidders and, if required, to negotiate with such third party bidders and/or the offeror, and to otherwise try to maximize shareholder value. The 2007 Rights Plan provides that a Permitted Bid must be open for at least 60 days and must remain open for a further period of 10 business days after the offeror publicly announces that more than 50% of the outstanding Voting Shares (as defined in the 2007 Rights Plan) held by Independent Shareholders have been deposited or tendered and not withdrawn.

(b) Pressure to Tender

A Shareholder may feel compelled to tender to a take-over bid which the Shareholder considers to be inadequate because, in failing to tender, the Shareholder may be left with illiquid or minority discounted shares. This is particularly so in the case of a partial bid where the offeror wishes to obtain a control position but does not wish to acquire all of the Common Shares. The 2007 Rights Plan contains a Shareholder approval mechanism in the Permitted Bid definition, which is that no Voting Shares may be taken up and paid for under the bid unless more than 50% of the outstanding Voting Shares held by Independent Shareholders have been deposited or tendered and not withdrawn. By requiring a Permitted Bid to remain open for acceptance for a further period of 10 business days following public announcement that more than 50% of the outstanding Voting Shares have been deposited, a Shareholder’s decision to accept a bid is separated from the decision to tender, lessening concern about undue pressure to tender to the bid.

(c) Unequal Treatment of Shareholders

Under current securities legislation, an offeror may obtain control or effective control of the Corporation without paying full value, without obtaining Shareholder approval and without treating all of the Shareholders equally. For example, an offeror could acquire blocks of shares by private agreement from one or a small group of Shareholders at a premium to market price which premium is not shared with the other Shareholders. In addition, a person could slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control or effective control without paying a control premium or fair sharing of any control premium among all Shareholders. Under the 2007 Rights Plan, if a take-over bid is to qualify as a Permitted Bid, all offers to acquire 20% or more of the Corporation’s outstanding Voting Shares must be made to all Shareholders.

Effect of the Rights Plan

It is not the intention of the Board to entrench themselves or avoid a bid for control that is fair and in the best interests of Shareholders. For example, Shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the 2007 Rights Plan, regardless of the acceptability of the bid to the Board. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board must act honestly and in good faith with a view to the best interests of the Corporation and its Shareholders.

Generally, the board of directors of a corporation confronted with an unsolicited take-over bid will not be allowed to maintain a shareholder rights plan indefinitely to keep a bid from the shareholders; however, Canadian securities regulators have indicated that so long as the board is actively and realistically seeking value-maximizing alternatives, shareholder rights plans serve a legitimate purpose.

The Board believes that the dominant effect of the 2007 Rights Plan will be to enhance shareholder value, ensure equal treatment of all Shareholders in the context of an acquisition of control, and lessen the pressure upon a Shareholder to tender to a bid.

Confirmation by Shareholders

If the Rights Plan Resolution is approved at the Meeting, the Corporation and CIBC Mellon Trust Company (the “Rights Agent”) will enter into the Amended and Restated Shareholder Rights Plan Agreement to take effect on the date of the Meeting. If the Rights Plan Resolution is not approved at the Meeting, the rights and the 2004 Rights Plan will terminate, the 2007 Rights Plan will never become effective and the Corporation will no longer have any form of shareholder rights plan.

The Board reserves the right to alter any terms of or not to proceed with the 2007 Rights Plan at any time prior to the Meeting in the event that the Board determines, in light of subsequent developments, that to do so is in the best interests of the Corporation and its Shareholders.

Shareholders will be asked at the Meeting to consider, and, if considered advisable, to adopt the following resolution to approve the amendments to the 2007 Rights Plan described above:

“RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. the shareholder rights plan of the Corporation be continued, and the Amended and Restated Shareholder Rights Plan Agreement dated as of May 9, 2007 between the Corporation and CIBC Mellon Trust Company, as rights agent, (the “2007 Rights Plan”) which amends and restates the Shareholder Rights Plan Agreement dated as of April 28, 2004 between the Corporation and CIBC Mellon Trust Company, as rights agent, and which continues the Rights issued under the predecessor shareholder protection rights plans of the Corporation that are outstanding at the Record Time (as defined in the 2007 Rights Plan) on the terms set out in the 2007 Rights Plan, and continues the issuance of the Rights thereafter until the termination or expiration of the 2007 Rights Plan, be and is hereby ratified, confirmed and approved; and

2. any officer of the Corporation is authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

Recommendation of the Board

The Board has concluded that the continuation of the 2007 Rights Plan is in the best interests of the Corporation and our Shareholders. Accordingly, the Board unanimously recommends that the Shareholders ratify, confirm and approve the 2007 Rights Plan by voting FOR the Rights Plan Resolution at the Meeting. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the Rights Plan Resolution.

SECTION THREE: EXECUTIVE COMPENSATION

The Corporation reports its financial results in U.S. dollars. The following report on executive compensation is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the Named Executive Officers (“NEOs”) are paid.

REPORT OF THE HUMAN RESOURCES & COMPENSATION COMMITTEE

Mandate

The mandate of the Human Resources & Compensation Committee (the “HR&C Committee”) is to assist the Board in fulfilling its responsibilities relating to Human Resources matters, including executive compensation and succession management. Responsibilities of the HR&C Committee include:

•	Reviewing and approving Human Resources strategies and policies

•	Overseeing management’s performance and ensuring that robust succession management policies and programs are in effect

•	Reviewing overall remuneration policies and programs (including salary, annual incentives, long term incentives, benefits and pension arrangements) for employees

•	Reviewing and recommending the Chief Executive Officer’s objectives

•	Reviewing and assessing the Chief Executive Officer’s performance in light of these objectives

•	Recommending the Chief Executive Officer’s base pay, annual incentives and long-term incentives

•	Reviewing and approving the investment, funding and benefits policies relating to retirement plans

•	Preparing this Report on Executive Compensation for the Circular

•	Reviewing the HR&C Committee Charter on an annual basis and recommending appropriate changes

A summary of the Charter for the HR&C Committee can be found at page A-14 of this Circular.

2006 Accomplishments

Compensation

•	Reviewed compensation policies and programs in light of the Corporation’s growth, acquisitions, and changing dynamics in the North American labour markets

•	Reviewed for approval in 2007 various changes to the 2007 compensation and pension arrangements (refer to Summary Compensation Table at page 28 of this Circular)

•	Reviewed and recommended the Chief Executive Officer’s performance evaluation and compensation to the Board

•	Reviewed and recommended officers’ total compensation package as a group to the Board

Human Resources Strategies and Policies

•	Reviewed policies and programs aimed at the successful integration of Royster-Clark and Nu-Gro

•	Reviewed the Corporation’s HR strategies and programs in light of the different cultural and economic environments in which it operates

Succession Planning & Workforce Planning

•	Reviewed the executive succession plan

•	Reviewed the overall management succession plan and the impact of the 2006 Leadership Development Program

•	Reviewed current data from the Corporation’s Workforce Planning and Development initiative

Pension Programs

•	Reviewed the annual pension funding and expense report

•	Reviewed the annual Investment Management Performance Review

Governance

•	Reviewed the recommendations of various shareholder governance groups and approved additional voluntary disclosure in this document relating to executive and director compensation

Membership/Independence

In 2006 the HR&C Committee consisted of: R.S. Cunningham (Chair), G. Gibara, S.A. Henry, R. J. Horner and V.J. Zaleschuk, all of whom are independent Directors within the meaning of the CSA Rules and the NYSE Listing Standards (as defined in Schedule “A” on pages A-1 and A-2). None of the members of the HR&C Committee are active chief executive officers with any publicly-traded corporation, partnership, trust or other entity. Our Chief Executive Officer does not participate in the appointment of members on the HR&C Committee.

Advisors

The HR&C Committee retained Towers Perrin in the most recent fiscal year to assist with preparing information and providing advice on senior executive and Board of Director compensation arrangements. Materials provided by Towers Perrin have been presented by management to the HR&C Committee for its independent review and approval. Towers Perrin’s scope of services includes competitive reviews of senior executive and Board of Directors compensation levels, assisting management with changes to the design of compensation programs, providing trends information, and other miscellaneous executive compensation assistance. In addition to these services, Towers Perrin also provides retirement consulting services to the Corporation.

In 2006, Towers Perrin earned fees of approximately $90,000 and approximately $55,000 for providing compensation consulting services to the HR&C Committee and management respectively. Fees earned for providing retirement consulting services, including relating to pension design, valuations, financial statement reporting, acquisitions and general administrative support for all the Corporation’s retirement plans to management totalled approximately $890,000.

On February 21, 2007, the HR&C Committee amended its mandate such that, going forward, it will independently engage external executive compensation consultants and oversee their work, and any additional services done by such consultants for management will have to be pre-approved by the HR&C Committee. For the 2007 compensation year, the HR&C Committee has engaged Towers Perrin.

Compensation Principles for Executive Pay

Performance and Pay

The underlying principle for executive pay throughout the Corporation is “pay for performance.” The Corporation sets clearly defined standards for performance for all variable elements of total compensation, and annually defines the level of performance required to meet target, threshold and maximum pay opportunities.

Total compensation target levels for executives are set at the median of comparator markets:

•	For the Chief Executive Officer, the Chief Financial Officer and Business Unit heads, given that the competitive talent pool for these individuals is largely U.S. based, the comparator group consists of a sample of similarly sized (considering revenue, assets, market capitalization and total number of employees) U.S. based chemical and fertilizer companies. For other corporate leadership positions, including the Senior

Vice President, General Counsel & Corporate Secretary, other Senior Vice President level roles and executive positions below this level, the comparators consist of a 50%/50% blend of U.S. chemical peer companies and a select sample of comparably sized Canadian companies from a range of industrial sectors.

•	For each executive role, the Corporation sets target base pay levels at the median of comparable roles within the relevant comparator groups, and administers actual base pay higher or lower depending on the executive’s experience, ongoing contribution and level of sustained performance.

•	The Corporation sets the targets of annual incentives at the 50th percentile of the value of annual incentives among the comparator group by level. Performance below a pre-defined performance threshold will result in no incentive. Performance significantly above target is targeted to the 75th percentile among the comparator group(s).

•	For long-term incentives, the Corporation grants a combination of stock options with tandem SARs, stand-alone SARs and Performance Share Units (PSUs) whose present value is at the 50th percentile of long-term incentives among the comparator groups. Individual grants can be higher or lower and will reflect the level of sustained contribution of each executive.

The total compensation mix, target levels and performance-based opportunities are designed to attract, motivate, engage and retain executives in a highly competitive business environment. The various elements, described in the following table, all link in one form or another to the Corporation’s overall goals of superior total shareholder return through revenue growth, EBITDA growth, superior returns on invested capital and a balanced portfolio of products, assets and geographies.

Compensation Elements for Agrium Executives

Performance
Element	Form	Period	Target Award	Determination
Base Pay	Cash	Jan 1 to Dec 31	• 50th percentile of base pay levels among comparator group
• Target base pay levels are matched to comparable roles among the executive’s comparator group
• Individual pay reflects the executive’s experience, contribution and level of sustained performance over several years

Annual Incentives	Performance Recognition Plan for Corporate and Wholesale Employees	Jan 1 to Dec 31	• President and CEO — 75% of base salary • Other Named Executive Officers — 40% to 50% of base salary • Awards can range from zero to two times target depending on performance
• Awards are first calculated based on approved year-end results for the various objective performance metrics
• The CEO (or in the case of the CEO himself, the HR&C Committee) evaluates the executive’s individual performance, and recommends the final award
• Awards are paid in cash following Board approval

	Profit Sharing Plan for Corporate and Wholesale Employees		• 5% of base salary • Awards can range from zero to two times target depending on performance	• Award based on achievement of EBITDA targets • Awards are paid in cash following Board approval

Performance
Element	Form	Period	Target Award	Determination
	Retail Incentive		• 75% of base pay • Awards can range from zero to 155% depending on performance
• Award based on achieving Business Unit EBIT targets and corporate KPI targets. (Note that retail incentives provide sufficient leverage to offset low retail industry base pay relative to Corporate and Wholesale base pay)
• Awards are paid in cash following Board approval

Long-term Incentives	Stock Options with Tandem Stock Appreciation Rights (SARs)	Up to 10 years from date of grant	• In aggregate, 50th percentile of LTIP levels among comparator group	• Four-year vesting (25% per year), 10 year term
Stand-alone Stock Appreciation Rights (SARs)

	Performance Share Units (PSUs)	January 1 of grant year to Dec 31 of the third year following grant
• Three-year performance period with multiple of units awarded based on relative Total Shareholder Return (TSR)
• Minimum award is zero — no award paid if TSR and corporate performance are below threshold levels
• Maximum award is 150% if TSR performance is at 75th percentile or better
• Dividends paid during performance period are added to awards

Other	Benefits	N/A	• 50th percentile of benefit levels among comparator group	• The Corporation provides a wide range of benefits available to employees under a shared cost flexible benefits program
	Retirement Arrangements	N/A	• 50th percentile of retirement benefits among the comparator group	• The Corporation provides competitive defined contribution plans and a supplementary executive defined benefit plan
	Perquisites	N/A	• 50th percentile of perquisite levels among comparator group	• Perquisites include a few basic items including automobile allowances, parking, and financial planning

Annual Incentives

The Corporation has four annual incentive plans:

•	The Performance Recognition Plan (“PRP”) recognizes the cyclical nature of the industry and balances management’s focus on the achievement of critical corporate financial metrics, operating metrics and the achievement of longer term objectives linked to the annual business plan and the longer term business strategy.

•	The Profit Sharing Plan (“PSP”) focuses attention on the achievement of critical EBITDA targets.

•	The Retail Incentive Plan focuses retail management on achieving local, regional and business unit EBIT targets, as well as Corporate KPI targets.

•	The Advanced Technologies Incentive Plan focuses on achieving business unit targets measured by ROIC and is funded based on a share of EBITDA.

Performance Recognition Plan

The PRP focuses the achievement of objectives at the corporate, business unit and individual levels with the relative weighting of each level indicated in the table below:

Relative Weighting of PRP Performance Metrics
		Business
	Corporate Key	Unit/Function Key
	Performance	Performance	Individual
	Indicators	Indicators	Performance

Chief Executive Officer	75%	0%	25%
Other Named Executive Officers	50%	25%	25%

The following table summarizes the various Key Performance Indicators (“KPIs”) and targets linked to the Corporation’s corporate strategies:

2006 PRP Performance Targets and Results

Corporate Strategy	KPIs	Weighting	2006 Targets	2006 Results

Continuously Improve	Diluted EPS (US$)	25%	Plan	Below Minimum
Base Business	Operating Cash Flow	25%	Plan	Below Minimum
	EH&S Incidents	5%	Plan	Below Plan
	Certification of internal controls	20%	Improvement on 2005	Above Plan
Disciplined Investment Approach	Return on Investment Capital in excess of the Corporation’s weighted average cost of capital	10%	10%	Below Plan
Grow to Industry Leadership Position	Total Shareholder Return, relative to average of the North American Fertilizer Industry, measured on a 3 year average basis	10%	Calculated industry average TSR	Slightly Below Plan
Create and Sustain High Performance Culture	Reduced turnover among various critical categories of employees	5%	Significant improvement over 2005 and best in class among comparable employers	Above Plan

Profit Sharing Plan

The Profit Sharing Plan is designed to deliver competitive cash compensation (in tandem with the PRP) when the Corporation achieves its EBITDA targets. If EBITDA is below the defined threshold, no payments are made. If EBITDA is at or above the maximum, the Plan will pay an award of two times target.

In 2006, the Corporation achieved an adjusted EBITDA for its Corporate and Wholesale segments of $230 million, resulting in a payout of 4% under the PSP to eligible Corporate and Wholesale employees.

Retail Incentive Plan

The Retail Incentive Plan is designed to focus retail management on the achievement of local, regional and business unit EBIT targets as well as Corporate KPI targets. In 2006, Retail had their second best year ever as EBIT was lower than in 2005.

Long Term Incentive Plans

Stock Options / Stock Appreciation Rights

The Corporation operates a Stock Option and Tandem SAR Plan (the “Stock Option Plan”). According to the Stock Option Plan, the Corporation may grant Named Executive Officers and other key managers and employees options to acquire Common Shares at the closing price on the day preceding the grant. Options vest in 25% increments over four years and expire 10 years from the date of grant.

Commencing in 2004, the Corporation made grants of stock options in tandem with Stock Appreciation Rights (“SARs”) to Canadian employees. With this change, those stock option holders have the right to surrender vested stock options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. This assists in the management of shareholder dilution related to the Stock Option Plan, provides increased transparency through variable accounting for the purposes of expensing stock options, and ensures that the costs of funding the stock option grants are tax deductible by the Corporation.

Stock Appreciation Rights

The Corporation also operates a stand-alone Stock Appreciation Rights Plan for officers and certain employees who are not residents of Canada. The SARs are subject to the same terms and conditions as stock options.

In 2006, the Corporation issued stand-alone SARs for United States based Named Executive Officers. This approach was taken to limit the dilutive impact of stock options.

Performance Share Units

Under the Performance Share Unit Plan (“PSUP”), the Corporation may grant performance share units to executive officers and other eligible managers. The value of each share unit is based on the price of Common Shares on the NYSE. When cash dividends are paid on the Common Shares, additional performance share units of equivalent value are credited to the designated employees’ notional accounts.

Performance share units (including dividend equivalent performance share units) vest at the end of a three-year performance cycle beginning on January 1 of the grant year and ending on December 31, three years after. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. One hundred percent of the performance share units vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a three-year performance cycle, the percentage of performance share units that vest may not exceed 100%. Vesting of performance share units granted after 2004 is zero if, over the three-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.

The peer group for purposes of performance share units is comprised of a select sample of comparably-sized North American chemical and fertilizer companies that trade on the NYSE or NASDAQ. The following companies were in the peer group applicable to performance share unit grants made in 2006:

AGCO Corporation	Methanex Corporation
Airgas, Inc.	Mosaic Company (The)
Albemarle Corporation	Nova Chemicals Corporation
Cabot Corporation	Olin Corporation
Chemtura Corporation	Potash Corporation of Saskatchewan Inc.
Eastman Chemical Company	The Scotts Miracle-Gro Company
FMC Corporation	UAP Holding Corp.
Hercules Incorporated

The Corporation believes that the PSUP, in conjunction with the Stock Option Plan, provides for a balanced long-term incentive approach that recognizes the cyclical nature of the business, provides a better total alignment with shareholder interests and facilitates long-term share ownership.

Retirement Plans

Designated executives participate in two retirement plans operated by the Corporation; the Registered Defined Contribution Plan (“DC Plan”) and the Defined Benefit Supplementary Executive Retirement Plan (“DB SERP”).

Registered DC Plan

Under the DC Plan, the Corporation and participants contribute as a percentage of eligible base salary. For designated executives, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada). At retirement, pension benefits are based on each participant’s accumulated account balance plus investment returns.

DB SERP

In addition to the benefits provided under the DC Plan, the designated executives are members of the DB SERP. Under the DB SERP, designated executives receive a supplementary defined benefit pension based on eligible earnings and years of service as a designated executive.

Details of both retirement plans are described in “Additional Information”.

COMPENSATION OF THE PRESIDENT & CHIEF EXECUTIVE OFFICER

As described above, the HR&C Committee monitors and evaluates the performance of Mr. Wilson, the President & Chief Executive Officer of the Corporation, throughout the year and at year-end, and recommends his remuneration to the Board.

In 2006, Mr. Wilson’s compensation consisted of:

•	Base salary

•	Annual incentives under the Performance Recognition Plan and the Profit Sharing Plan

•	Long Term Incentives including a 2006 grant under PSUP.

Mr. Wilson also realized awards from his PSUP grants from 2003 and 2004.

In 2007, based on his performance in 2006, Mr. Wilson received grants under the Stock Option Plan and PSUP as noted below.

In assessing his remuneration in all categories, the HR&C Committee considered the median of the comparator market using both published and survey data, the absolute and comparative performance of the Corporation, the achievement of objectives described in the Performance Recognition Plan and the achievement of Mr. Wilson’s individual performance against goals set by the HR&C Committee and the Board. In addition, the HR&C Committee considered the overall level of total remuneration earned over the past years.

To confirm the linkage between pay and performance, the HR&C Committee reviewed the amounts paid and accrued to the CEO over his tenure in relationship to the shareholder value created, measured by incremental market capitalization, over the same period and found the relationship to be reasonable.

In aggregate, Mr. Wilson’s remuneration is somewhat above the median of positions within the comparator group.

Performance in 2006

Through Mr. Wilson’s leadership, 2006 was another pivotal year for the Corporation both in terms of annual results as well as strategic initiatives that will contribute to the Corporation’s future success. Mr. Wilson’s notable accomplishments for the year included:

•	Leadership in transforming the Corporation from being perceived as primarily a North American nitrogen company to the only global publicly traded company that crosses the entire agricultural input value chain. Key aspects of this transformation were:

•	acquired and substantially integrated the key operations of Royster-Clark so as to become the number one retailer in North America supplying crop inputs directly to growers

•	growing the Corporation’s seed, crop protection chemicals, and application services to over $900 million in revenue

•	establishing the Advanced Technologies Business Unit of the Corporation as a leader in supplying environmentally friendly controlled release nutrients. This was accomplished through the acquisition of the businesses of Nu-Gro and Pursell as well as the construction of the first large scale production facility of controlled release urea

•	added approximately 1 million metric tonnes of distribution capability to our North American operations

•	continued the evaluation and negotiation of a possible “greenfield” nitrogen facility in Egypt

The above actions resulted in significant growth of the Corporation while diversifying and stabilizing the Corporation’s earning base.

•	Although the agricultural markets were significantly weaker in 2006 and the Corporation experienced an impairment of its Canadian phosphate assets, the Corporation continued the relentless push to optimize the base business. This included:

•	improvement in most of our environmental, health and safety key performance measures

•	expanded our potash production by approximately 300,000 metric tonnes to take total capacity to 2.1 million metric tonnes

•	succeeded in negotiating gas supply for the Kenai nitrogen facility so as to be able to produce approximately 500,000 metric tonnes of product for an anticipated seven (7) to eight (8) months in 2007

•	continued to expand our retail private label business

•	established and developed our purchase for resale business at approximately 1.5 million metric tonnes

•	continued emphasis on responsible corporate governance as recognized by our high rankings from Institutional Shareholder Services (ISS), GovernanceMetrics, Inc. (GMI), Clarkson Centre for Business Ethics & Board Effectiveness (Rotman School of Management), and the Globe & Mail — Report on Business governance & disclosure rankings

•	successful completion of our Sarbanes-Oxley certification confirming effectiveness of our internal controls over financial reporting with no material weaknesses

•	Championed the further strengthening of the Corporation’s high performance culture through continued emphasis on leadership development, a continued reinforcement of performance management principles and support of best-practice human resources initiatives that resulted in recognition of the Corporation as one of Alberta’s Top 25 Employers.

Base Pay

In 2006 Mr. Wilson’s salary was adjusted to U.S.$1,018,519 effective March 1, 2006. In 2007, his salary was adjusted to U.S.$1,058,201 effective March 1, 2007.

Annual Incentive

Performance Recognition Plan and Profit Sharing Plan

In determining the 2006 award under the PRP, the HR&C Committee considered both corporate and individual accomplishments as set out below. The HR&C Committee based Mr. Wilson’s annual incentive payout in respect of 2006 on the following calculation:

	Target		Resulting Actual
Performance Category	as % of Salary	Performance Score	as % of Salary	Payout ($U.S.)

	Performance Recognition Plan

Corporate KPIs (75%)	56%	60%	34%	$340,453
Individual Performance (25%)	19%	148%	28%	$280,505

Total for PRP	75%		61%	$620,958
	Profit Sharing Plan

PSP	5%	80%	4%	$40,417

Totals	80%		65%	$661,376

Long Term Incentive Plans

The Corporation establishes the value of Long Term Incentives granted to an executive as part of the total compensation package, subject to individual performance, the level of sustained contribution to the Corporation and the assessment of the individual’s long-term potential. The Board determined the mix of stock options and performance share units to be granted at 50% / 50% to provide a balanced focus on share price growth and total shareholder return. The value of each option and PSU is determined by the HR&C Committee using quantitative analyses such as Black-Scholes type formulas that consider the risk of forfeiture.

Stock Option Plan

In 2006, considering Mr. Wilson’s achievements in 2005 and competitive practice, the Board approved a grant of 170,000 stock options at a strike price of $24.56. The estimated present value of this grant is $1,544,824.

In 2007, considering Mr. Wilson’s achievements in 2006 and competitive practice, the Board approved a grant of 131,700 stock options effective February 21, 2007 at a strike price of $39.73.

Performance Share Unit Plan

In 2006, considering Mr. Wilson’s achievements in 2005 and competitive practice, the Board approved a grant of 63,000 performance share units for the performance period January 1, 2006 to December 31, 2008. The value of this grant is $1,547,280 based on the share price of $24.56.

In 2007, considering Mr. Wilson’s achievements in 2006 and competitive practice, the Board approved a grant of 47,500 performance share units for the performance period January 1, 2007 to December 31, 2009.

Three-Year Total Compensation Table

All values in U.S. dollars

Compensation Elements	2006	2005		2004

Cash Compensation
Salary	$1,009,724	$876,820		$751,172
Bonus (PRP / PSP)	$661,376	$1,234,539		$999,001

Total Cash Compensation	$1,671,100	$2,111,359		$1,750,173

Long-Term Compensation
Expected value of Stock Options/SARs(1)	$1,544,824	$0		$0
Grant values of PSUs(2)	$1,547,280	$1,963,750		$1,918,750

Total	$3,092,104	$1,963,750		$1,918,750

Total Direct Compensation	$4,763,204	$4,075,109		$3,668,923

Perquisites	$16,804	$32,569		$28,274
Pension(3)	$480,407	$1,276,746	(4)	$185,990

Total Compensation	$5,260,415	$5,384,424		$3,883,187

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium price on date of grant (US$24.56 in 2006, US$15.71 in 2005 and US$15.35 in 2004).

(3)	The amount relates to both the defined contribution and defined benefit components of the retirement program (service cost, compensation changes differing from assumptions, and impact of plan changes).

(4)	Pension value for 2005 represents new plan; under the old plan, the value is $242,664.

COMPENSATION OF THE OTHER NAMED EXECUTIVE OFFICERS

At year-end Mr. Wilson assessed the performance of all the executive team members, including the Named Executive Officers, and recommended to the HR&C Committee appropriate adjustments to base pay, awards under the PRP and PSP, and grants under the Option/SAR Plan and the PSUP.

The HR&C Committee reviewed these in detail with Mr. Wilson and forwarded their recommendations to the Board.

The following tables summarize, for each of the NEOs, other than Mr. Wilson, the base pay earned, incentives awarded and stock option/SARs and performance share units granted over the past three years.

Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer

All values in U.S. dollars

Compensation Elements	2006	2005		2004

Cash Compensation
Salary	$465,773	$418,249		$381,029
Bonus (PRP / PSP )	$247,395	$360,396		$304,849

Total Cash Compensation	$713,169	$778,645		$685,878

Long-Term Compensation
Expected value of Stock Options/SARs(1)	$349,857	$193,563		$218,661
Grant values of PSUs(2)	$405,240	$248,218		$253,275

Total	$755,097	$441,781		$471,936

Total Direct Compensation	$1,468,266	$1,220,426		$1,157,814

Perquisites	$13,937	$15,519		$11,061
Pension(3)	$149,951	$711,554	(4)	$41,913

Total Compensation	$1,632,154	$1,947,499		$1,210,788

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium price on date of grant (U.S.$24.56 in 2006, U.S.$15.71 in 2005 and U.S.$15.35 in 2004).

(3)	The amount relates to both the defined contribution and defined benefit components of the retirement program (service cost, compensation changes differing from assumptions, and impact of plan changes).

(4)	Pension value for 2005 represents new plan; under the old plan, the value is $46,007.

Richard L. Gearheard, Senior Vice President and President, Retail Business Unit

All values in U.S. dollars

Compensation Elements	2006	2005		2004

Cash Compensation
Salary	$401,099	$366,023		$351,327
Bonus (PRP / PSP)	$226,889	$344,579		$293,800

Total Cash Compensation	$627,988	$710,602		$645,127

Long-Term Compensation
Expected value of Stock Options/SARs(1)	$340,770	$198,794		$221,501
Grant values of PSUs(2)	$383,136	$246,647		$250,205

Total	$723,906	$445,440		$471,706

Total Direct Compensation	$1,351,894	$1,156,042		$1,116,833

Perquisites	$21,323	$19,148		$13,892
Pension(3)	$143,500	$664,483	(4)	$149,124

Total Compensation	$1,516,717	$1,839,673		$1,279,849

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium price on date of grant (U.S.$24.56 in 2006, U.S.$15.71 in 2005 and U.S.$15.35 in 2004).

(3)	The amount relates to both the defined contribution and defined benefit components of the retirement program (service cost, compensation changes differing from assumptions, and impact of plan changes).

(4)	Pension value for 2005 represents new plan; under the old plan, the value is $78,525.

Ron A. Wilkinson, Senior Vice President and President, Wholesale Business Unit

All values in U.S. dollars

Compensation Elements	2006	2005		2004

Cash Compensation
Salary	$415,526	$341,576		$231,339
Bonus (PRP / PSP)	$212,914	$311,406		$219,319

Total Cash Compensation	$628,440	$652,982		$450,658

Long-Term Compensation
Expected value of Stock Options/SARs(1)	$340,770	$215,651		$103,367
Grant values of PSUs(2)	$383,136	$267,070		$119,730

Total	$723,906	$482,721		$223,097

Total Direct Compensation	$1,352,346	$1,135,703		$673,755

Perquisites	$29,910	$25,664		$20,156
Pension(3)	$181,950	$280,962	(4)	$25,448

Total Compensation	$1,564,206	$1,442,329		$719,359

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium price on date of grant (U.S.$24.56 in 2006, U.S.$15.71 in 2005 and U.S.$15.35 in 2004).

(3)	The amount relates to both defined contribution and defined benefit components of the retirement program (service cost, compensation changes differing from assumptions, and impact of plan changes).

(4)	Pension value for 2005 represents new plan; under the old plan, the value is $37,573.

Leslie A. O’Donoghue, Senior Vice President, General Counsel & Corporate Secretary

All values in U.S. dollars

Compensation Elements	2006	2005		2004

Cash Compensation
Salary	$340,398	$294,714		$258,716
Bonus (PRP / PSP)	$148,130	$217,847		$188,350

Total Cash Compensation	$488,527	$512,561		$447,066

Long-Term Compensation
Expected value of Stock Options/SARs(1)	$152,665	$116,254		$95,416
Grant values of PSUs(2)	$176,832	$157,100		$110,520

Total	$329,497	$273,354		$205,936

Total Direct Compensation	$818,024	$785,915		$653,002

Perquisites	$13,630	$11,075		$9,940
Pension(3)	$119,027	$444,918	(4)	$28,458

Total Compensation	$950,681	$1,241,908		$691,400

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium price on date of grant (US$24.56 in 2006, US$15.71 in 2005 and US$15.35 in 2004).

(3)	The amount relates to both the defined contribution and defined benefit components of the retirement program (service cost, compensation changes differing from assumptions, and impact of plan changes).

(4)	Pension value for 2005 represents new plan; under the old plan, the value is $32,410.

ADDITIONAL INFORMATION

Summary Compensation Table

The following table provides a summary of the compensation earned by the Chief Executive Officer and Chief Financial Officer of the Corporation, as well as the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”), for services rendered in all capacities during 2006, 2005 and 2004. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Long-Term Compensation
					Awards		Payouts
						Restricted
		Annual Compensation				Stock or
				Other Annual	Securities Under	Restricted	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation	Options/SARs	Stock Units	Payouts	Compensation
Position	Year	(U.S.$)(3)	(U.S.$)(3)(4)	(U.S.$)(3)(5)	Granted (#)	(U.S.$)	(U.S.$)(6)(7)	(U.S.$)(3)(8)

Michael M. Wilson	2006	1,009,724	661,376	16,804	170,000/ -	N/A	6,105,204	13,265
President & Chief	2005	876,820	1,234,539	32,569	-/ -	N/A	N/A	7,901
Executive Officer	2004	751,172	999,001	28,274	-/ -	N/A	N/A	7,324

Bruce G. Waterman Senior	2006	465,773	247,395	13,937	38,500/ -	N/A	668,129	17,597
Vice President, Finance &	2005	418,249	360,396	15,519	33,300/ -	N/A	N/A	15,617
Chief Financial Officer	2004	381,029	304,849	11,061	38,500/ -	N/A	N/A	42,584

Richard L. Gearheard(1)	2006	401,099	226,889	21,323	-/37,500	N/A	660,122	7,234
Senior Vice President,	2005	366,023	344,579	19,148	34,200/ -	N/A	N/A	8,554
Agrium and President, Retail(1)	2004	351,327	293,800	13,892	-/39,000	N/A	N/A	6,822

Ron A. Wilkinson Senior	2006	415,526	212,914	29,910	37,500/ -	N/A	315,801	17,454
Vice President,	2005	341,576	311,406	25,664	37,100/ -	N/A	N/A	15,427
Agrium and President,	2004	231,339	219,319	20,156	18,200/ -	N/A	N/A	25,800
Wholesale(2)

Leslie A. O’Donoghue	2006	340,398	148,130	13,630	16,800/ -	N/A	291,542	17,351
Senior Vice President,	2005	294,714	217,847	11,075	20,000/ -	N/A	N/A	15,381
General Counsel &	2004	258,716	188,350	9,940	16,800/ -	N/A	N/A	28,881
Corporate Secretary

Notes:

(1)	Mr. Gearheard was appointed President, Retail, effective May 13, 2006.

(2)	Mr. Wilkinson was appointed Senior Vice President, North America Wholesale effective October 12, 2004, Senior Vice President, Wholesale on February 1, 2005 and President, Wholesale, effective May 13, 2006.

(3)	The conversion rate used was U.S.$1.00 = Cdn. $1.1340, $1.2114 and $1.3013 for each of 2006, 2005 and 2004, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

(4)	These amounts include payouts under the two components of the Corporation’s Annual Incentive Program in respect of 2006, being the Performance Recognition Plan and the Profit Sharing Plan. A payout of 4% (out of a maximum of 10%) of base salary was achieved under the Profit Sharing Plan for 2006. See the “Annual Incentives” on pages 19 — 20 of this Circular for further details on these Plans.

(5)	Includes amounts for perquisites that do not exceed the lesser of $50,000 and 10% of the total of the annual salary plus bonus of the Named Executive Officers for the financial year.

(6)	These amounts represent payouts under the Performance Share Unit Plan for performance share units granted on February 11, 2004, and that were earned as at December 31, 2006, and paid on February 9, 2007, and in the case of Mr. Wilson, a grant of 30,000 units made on October 1, 2003 as described in Note (7) below.

(7)	The amount shown for Mr. Wilson also includes a grant of 30,000 units made on October 1, 2003 under the Performance Share Unit Plan in recognition of his promotion to President and Chief Executive Officer. As of the date of payout, that initial grant had grown to 30,550 performance share units including dividend equivalents and had an aggregate value of $1,042,513, based on a September 25 to September 29, 2006 5 day average share price of US$26.66. Awards under the Performance Share Unit Plan for Mr. Wilson and other Named Executive Officers for 2006 are disclosed in the LTIP table that follows in the next section. See the LTIP table below for a description of the Performance Share Unit Plan.

(8)	These amounts include life insurance premiums paid by the Corporation, and the value of the Corporation’s actual and notional contributions under defined contribution retirement plans for calendar years prior to 2005.

LTIP — Grants in the Most Recently Completed Year

Performance Share Unit Plan

			Estimated Future Payouts Under
	Securities, Units	Performance or Other Period	Non-Securities Price-Based Plans(1)
	or Other Rights	Until Maturation or Payout	Threshold	Target	Maximum
Name	(#)		(#)	(#)	(#)

Michael M. Wilson	63,000	December 31, 2008	31,500	63,000	94,500
Bruce G. Waterman	16,500	December 31, 2008	8,250	16,500	24,750
Richard L. Gearheard	15,600	December 31, 2008	7,800	15,600	23,400
Ron A. Wilkinson	15,600	December 31, 2008	7,800	15,600	23,400
Leslie A. O’Donoghue	7,200	December 31, 2008	3,600	7,200	10,800

Note:

(1)	Performance share units (including dividend equivalent performance share units) will vest at the end of a 3-year performance cycle. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the 3-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. The peer group comprises a select sample of comparably-sized North American chemical and fertilizer companies that trade on the NYSE or NASDAQ. One hundred percent of the performance share units vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a 3-year performance cycle, the percentage of performance share units that vest may not exceed 100%. Vesting of performance share units granted after 2004 is zero if, over the 3-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.

Stock Option and Tandem SAR Plan

The Stock Option and Tandem SAR Plan (the “Stock Option Plan”) authorizes the Board to grant options to executive officers and employees of the Corporation. Options to be issued under the Stock Option Plan must have exercise prices not less than, and be for terms not longer than, those permitted by the applicable rules of any stock exchange on which the Common Shares are listed. The Corporation may also make grants of SARs in tandem with each stock option grant. With a tandem SAR feature attached, option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized.

The Stock Option Plan was amended in March 2002 to restrict its eligibility to officers and employees of the Corporation, thereby precluding grants of stock options after that time to outside directors. There are no other stock option plans of the Corporation in which outside directors are eligible to participate. The amendments also included a revision to the Stock Option Plan to clarify that stock options that have been granted cannot be repriced under the Stock Option Plan, whether by way of amendment or otherwise. No stock options have been repriced under the Stock Option Plan at any time since its inception.

In the fourth quarter of 2003, the Corporation began expensing stock options effective January 1, 2003 on a prospective basis.

Stand-Alone Stock Appreciation Rights (SAR) Plan

The Stock Appreciation Rights Plan is separate and distinct from the Stock Option Plan and authorizes the Board to issue stand-alone SARs to officers and certain employees who are not residents of Canada. SARs have substantially the same terms and conditions as options issued under the Stock Option Plan but are settled in cash and are treated as ordinary income to the participant. As such, there is no dilutive impact associated with the plan.

The following table sets out the options to purchase Common Shares and SARs granted to each of the Named Executive Officers during the fiscal year ended December 31, 2006:

Option and SAR Grants During the Most Recently Completed Year

							Market Value of
			% of Total Options/SARs				Securities Underlying
	Securities Under		Granted to Employees in		Exercise or Base Price		Options/SARs on the Date		Expiration
	Options/SARs (#)		Financial Year		($/Security)(1)		of Grant ($/Security)		Date
Name	Options	SARs	Options	SARs	Options	SARs	Options	SARs	Options	SARs

Michael M. Wilson	170,000	—	24.4%	—	24.56	—	24.56	—	Feb 22, 2016	—
Bruce G. Waterman	38,500	—	5.5%	—	24.56	—	24.56	—	Feb 22, 2016	—
Richard L. Gearheard	—	37,500	—	5.4%	—	24.56	—	24.56	—	Feb 22, 2016
Ron A. Wilkinson	37,500	—	5.4%	—	24.56	—	24.56	—	Feb 22, 2016	—
Leslie A. O’Donoghue	16,800	—	2.4%	—	24.56	—	24.56	—	Feb 22, 2016	—

Note:

(1)	The exercise price of the above grants are expressed in U.S. dollars. Option exercise prices for grants made prior to February 11, 2004 were expressed in Cdn. dollars.

Options and SARs Exercised During the Most Recently Completed Year

The following table sets out for the Named Executive Officers:

•	The number of Common Shares acquired on exercise of options during the financial year ended December 31, 2006,

•	The aggregate value of the Common Shares realized (the difference between the exercise price and the trading value of the Common Shares on the date of exercise), and

•	The number and value (based on the difference between the exercise price and the December 31, 2006 closing price of the Common Shares of U.S.$31.49) of unexercised options and unvested SARs as at December 31, 2006.

Aggregated Options/SARs Exercised During the Most Recently Completed Financial Year and Financial Year End Option/SARs Values and Value of Unexercised in-the-Money Options/SARs at Fiscal Year End (U.S.$)

		Aggregate	Unexercised Options/SARs at Fiscal		Value of Unexercised in-the-Money Options/SARs
	Securities	Value	Year End (#)		at Fiscal Year End (U.S.$)
	Acquired on	Realized	Exercisable/Unexercisable		Exercisable/ Unexercisable
Name	Exercise	(U.S.$)	Options	SARs	Options	SARs

Michael M. Wilson	149,713	2,475,038	366,965/209,822	- / -	6,105,340 /1,894,433	- / -
Bruce G. Waterman	8,325	93,510	377,113/104,738	- / -	6,855,712/1,368,591	- / -
Richard L. Gearheard	48,500	723,905	157,300/42,900	19,500/57,000	2,634,327 /714,733	314,730 / 574,605
Ron A. Wilkinson	21,075	242,755	14,506/63,919	- / -	237,115 / 680,590	- / -
Leslie A. O’Donoghue	33,900	352,714	34,500/34,600	- / -	540,851 / 404,394	- / -

Securities Authorized for Issuance Under Equity Compensation Plans

The Stock Option Plan is our only compensation plan providing for the issuance of securities as compensation. The information in the following table is as at December 31, 2006:

	(a)	(b)	(c)
	Number of securities to be	Weighted-average exercise price	Number of securities remaining available
	issued upon exercise of	of outstanding options,	for future issuance under equity
	outstanding options, warrants	warrants and rights	compensation plans (excluding securities
Plan Category	and rights	(Cdn. $)	reflected in column(a))

Equity compensation plans approved by securityholders	3,860,457	$18.85	749,190
Equity compensation plans not approved by securityholders	nil	n/a	nil
Total	3,860,457	$18.85	749,190

Retirement Programs

The Corporation introduced changes to the executive retirement program for designated executives including the Named Executive Officers in 2006. The benefits under both the prior and new programs are described below.

Prior Program — Prior to June 25, 2006

With the exception of Mr. Gearheard, the Named Executive Officers were members of the Corporation’s registered pension plan and were either participating in the non-contributory, defined benefit part of the plan (the “DB Plan”) or the non-contributory, defined contribution part of the plan (the “DC Plan”).

Each of the DC Plan and the DB Plan is registered under the Income Tax Act (Canada) and the Employment Pension Plans Act (Alberta) and is subject to the maximum pension and contribution limits imposed under the Income Tax Act (Canada).

In addition to the benefits provided under either the DB Plan or the DC Plan, the Named Executive Officers, other than Mr. Gearheard, received supplementary benefits under the Corporation’s Supplemental Executive Retirement Plan (the “Supplementary Plan”). Executive officers who were members of the DB Plan received a total pension from the DB and Supplementary Plans of 1.4% of their best 3-year average earnings (“Best Average Earnings”) up to the 36-month average yearly of maximum pensionable earnings under the Canada Pension Plan (“Average YMPE”) plus 2% of Best Average Earnings in excess of the Average YMPE, multiplied by years of service up to 35 years, plus 1.4% of Best Average Earnings multiplied by years of service in excess of 35 years. Executive officers who were members of the DC Plan received a total actual and notional contribution credited to their DC Plan and Supplementary Plan accounts of 11% of the executive’s earnings. Earnings recognized were base salary.

Mr. Wilson participated in the DB Plan and Supplementary Plan. Messrs. Waterman and Wilkinson and Ms. O’Donoghue participated in the DC Plan and Supplementary Plan.

Mr. Gearheard is a member of the Agrium 401(k) Retirement Savings Plan (the “401(k) Plan”). For 2006, this Plan permits voluntary contributions up to 30% of total compensation, with such contributions subject to the legal maximum. The amount of the Corporation’s contribution is 50% of the first 6% of employee contributions.

Mr. Gearheard is also a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is registered under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of 3 year average best earnings (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code.

In addition to the benefits provided under the U.S. Basic Plan, Mr. Gearheard was also eligible to receive supplementary benefits under the Agrium U.S. Inc. Supplemental Executive Retirement Plan (the “U.S.

Supplemental Plan”). The formula for benefits on retirement under the U.S. Supplemental Plan was 1.67% of the excess of the Final Average Earnings over the primary Social Security benefit payable at age 65, multiplied by pension service up to 35 years, plus 0.8% of Final Average Earnings multiplied by pension service in excess of 35 years but not more than 40 years, minus the U.S. Basic Plan benefit payable at age 65. Earnings recognized were base salary.

New Program — Effective June 25, 2006

Effective June 25, 2006, the Named Executive Officers commenced participation in the new executive retirement program. The new executive retirement program was approved at the end of 2005 after a comprehensive review of North American market practice, with the goals of ensuring that:

•	the Corporation’s executive retirement program is competitive in order to attract and retain executive talent needed to deliver on the organization’s business strategies;

•	the pension provided to executives at retirement provides for an adequate level of income in retirement commensurate with their service with the Corporation; and

•	the Corporation’s total liabilities in the event of the retirement or termination of an executive, including both pension and severance, are managed on an integrated basis.

Under the new executive retirement program, designated executives participate in:

•	the registered DC Plan that was amended for all participating employees in Canada effective June 25, 2006, or the 401(k) Plan for designated executives in the U.S.; and

•	the new defined benefit supplemental executive retirement plan (“DB SERP”) which covers earnings in excess of the limits imposed under the Income Tax Act (Canada).

The DB SERP has been designed to reflect best practice in executive pension governance, including the following plan provisions:

•	limiting covered service to service as a designated executive of the Corporation (the DB SERP does not recognize service, if any, prior to becoming an officer of the Corporation; neither does it allow for accelerated service recognition);

•	introducing a vesting schedule over 4 years (two years for executives in the prior program);

•	limiting the inclusion of bonus in pensionable earnings (only up to target levels);

•	applying a cap on pensionable earnings under the plan; and

•	applying a cap on the overall amount of pension payable under the plan.

In order to participate in the new DB SERP, each designated executive must enter into an agreement with the Corporation that includes the following conditions:

•	waiver of prior supplementary plan benefits; and

•	phase out by age 60 (the normal retirement date under the DB SERP) of any severance benefits to which he or she would otherwise be entitled.

See the “Employment Contracts and Change of Control Arrangements” section for further details.

Registered Plan

With the exception of Mr. Gearheard, the Named Executive Officers are members of the amended DC Plan.

Under the amended DC Plan, the Corporation contributes 6% of eligible base salary, and if the participant makes voluntary contributions up to 6% of eligible base salary, the Corporation makes 50% matching contributions up to 3% of eligible base salary. For designated executives, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada), which was $111,700 in 2006 (the “DC Plan Earnings Limit”).

Mr. Gearheard continues as a member of the 401(k) Plan. For 2006, this Plan permits voluntary contributions up to 30% of total compensation, with such contributions subject to the legal maximum. The amount of the Corporation’s contribution is 50% of the first 6% of employee contributions.

Effective January 1, 2008, the Corporation’s contribution to the 401(k) Plan for Mr. Gearheard will be similarly limited to the DC Plan Earnings Limit, expressed in U.S. dollars at par.

Mr. Gearheard also continues as a member of the U.S. Basic Plan until January 1, 2008. Thereafter he will retain his registered U.S. Basic Plan benefit for service prior to January 1, 2008, but will no longer earn a benefit for future service.

DB SERP

Under the DB SERP, designated executives receive a pension of 2% of the average of the three highest consecutive years of Excess Earnings multiplied by years of service as a designated executive. The overall amount of pension payable under the DB SERP is limited to 70% of final salary. Normal retirement age is 60 years. Early retirement benefits are available from age 55 with the pension reduced by 6% for each year retirement precedes normal retirement age. The retirement pension is paid for life, with a spousal survivor pension of 60% of the executive’s pension, or a 15-year guarantee for an executive without a spouse at retirement.

Excess Earnings for a year is the sum of base salary above the DC Plan Earnings Limit and the actual annual incentive paid in respect of the year, up to a maximum of the executive’s target incentive level for the year. Excess Earnings are capped at $0.9 million ($1 million in local currency) for designated executives ($2.2 million for the Chief Executive Officer).

Each of the NEOs were 50% vested under the DB SERP upon inception at June 25, 2006. The remainder of their DB SERP entitlements will vest at the rate of 25% over each of the following two years.

In addition, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation.

For Mr. Gearheard’s service before January 1, 2008, the determination of Excess Earnings under the DB SERP will be modified to reflect the earnings limit applicable to the U.S. Basic Plan under the U.S. Internal Revenue Code, which was $220,000 in 2006.

Fifteen (15) designated executives of the Corporation are participating in the unfunded DB SERP. The total accrued pension obligation for the DB SERP, included in our December 31, 2006 financial statements was $17,300,000. As these benefits are not pre-funded through a trust, benefits are paid from the general revenues of the Corporation. The DB SERP benefits for all Canadian participants who are not also U.S. taxpayers are secured by a Letter of Credit. The cost to secure the Letter of Credit was $109,800 in 2006.

The table below states the estimated annual benefits payable upon retirement under the DB SERP, in specified compensation and years of service classifications:

	Years of Service
Average Remuneration (U.S. $)	5	10	15	20
	Estimated Annual Pension Entitlement ($U.S.)

172,000	6,000	13,000	19,000	25,000
257,000	15,000	30,000	45,000	59,000
343,000	23,000	47,000	70,000	94,000
429,000	32,000	64,000	96,000	128,000
515,000	41,000	81,000	122,000	162,000
601,000	49,000	98,000	148,000	197,000
687,000	58,000	116,000	173,000	231,000
772,000	66,000	133,000	199,000	265,000
858,000*	75,000	150,000	225,000	300,000
1,000,000	87,000	175,000	262,000	349,000
1,287,000	118,000	236,000	354,000	471,000
1,716,000	161,000	322,000	482,000	643,000
2,145,000	204,000	407,000	611,000	815,000

*	Canadian pensionable earnings cap for Canadian participants other than the Chief Executive Officer.

Notes:

(1)	The table shows the annual benefits payable upon normal retirement under the new DB SERP ($U.S.).

(2)	Average remuneration is assumed to be the highest average earnings as recognized for DB SERP calculation purposes (i.e., base salary plus annual incentive up to the target incentive level).

The annual benefits payable upon retirement under the DC Plan will be determined by the size of each participant’s account values (based on the amount of actual contributions and by the actual investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.).

The table below presents the projected annual retirement benefits payable upon normal retirement for each of the Named Executive Officers. In addition, the total defined benefit accrued pension obligation for each NEO is shown in the following table along with the changes to the obligations during 2006. Since the changes to the retirement programs for designated executives were approved in 2005, the obligations at December 31, 2005 reflect the new program. Benefits under the registered DC Plan will be in addition based on each NEO’s account balance at retirement.

	Years of				Accrued Pension Obligation
	Credited	Projected Annual Pension Amounts at Normal Retirement(1)				Change During
	Service			Estimated	At	the Year		At
	as of			pension(2)	Dec. 31/05(3)		Service and	Dec. 31/06(3)
Name	Dec. 31/06	Age	Service	($U.S.)	($U.S.)	Other(4)	Compensation(5)	($U.S.)

M.M. Wilson(6)	6.416	60	10.8	$372,000	$2,729,000	$166,000	$477,000	$3,372,000
B.G. Waterman	6.706	60	10.2	$122,000	$855,000	$88,000	$133,000	$1,076,000
R.L. Gearheard	10.417	60	13.6	$148,000	$1,275,000	($52,000)	$138,000	$1,361,000
R.A. Wilkinson	3.390	60	10.8	$114,000	$283,000	$30,000	$165,000	$478,000
L. O’Donoghue	7.220	60	22.8	$171,000	$502,000	$51,000	$102,000	$655,000

Notes:

(1)	The table relates to defined benefit plan components of the retirement program applicable to each NEO.

(2)	The projected annual pension benefits are calculated assuming base salaries and target incentive levels in future years equal those in effect at the end of 2006.

(3)	The accrued pension obligations are the actuarial value of projected benefits for service accrued to the date indicated. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s consolidated financial statements as of the date indicated.

(4)	The amount related to items such as interest on the obligation, the impact of changes in the discount rate assumption and changes in the U.S. exchange rate for Canadian executives.

(5)	The amount related to service cost and compensation changes differing from the assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s consolidated financial statements).

(6)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described earlier in this section.

Share Ownership Guidelines

The Corporation has share ownership guidelines applicable to the Named Executive Officers and other senior executives. The share ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of the Common Shares. Affected officers are expected to achieve the following share ownership levels within five years of the date of the adoption of the share ownership guidelines by the Corporation, which was February 11, 2004, or by the fifth anniversary of an individual’s commencement of service as an officer, whichever is later. The guidelines for the Named Executive Officers are as follows:

Approximate Multiple
Executive Level	of Base Salary

CEO	Four Times
SVP, Finance & CFO	Two Times
SVP, Wholesale, and SVP, Retail	Two Times
Other SVPs and VPs	One Time

Note:

(1)	For purposes of these guidelines, share ownership includes Common Shares and performance share units, but excludes options to acquire Common Shares.

The following table sets out each of the Named Executive Officer’s equity ownership interest in the Corporation as of March 9, 2007:

NEO’s Equity Ownership as at March 9, 2007(1)				NEO’s “Equity at Risk”(1)
	Common	Stock		Amount	Multiple of
Named Executive Officer	Shares	Options	PSUs	(U.S.$)	Salary

Michael M. Wilson	155,000	620,087	236,922	15,429,969	14.6
Bruce G. Waterman	44,500	516,850	45,113	3,528,064	7.3
Richard L. Gearheard	41,638	158,200	41,109	3,257,749	7.8
Ron A. Wilkinson	4,500	89,000	41,620	1,815,744	4.2
Leslie A. O’Donoghue	7,500	64,200	22,719	1,189,722	3.3

Total	253,138	1,448,337	387,483	25,221,248

Note:

(1)	Named Executive Officers’ “Equity at Risk” Amount is shown as at March 9, 2007 based on the number of Common Shares and performance share units (“PSUs”) held by the Named Executive Officer and a share price of U.S.$39.37 as at close of business on March 9, 2007 and excludes the value of stock options.

Employment Contracts and Change of Control Arrangements

The Corporation entered into an executive employment agreement with Mr. Wilson on his appointment as President and Chief Executive Officer. Under the terms of this agreement, Mr. Wilson is entitled to receive a base salary subject to periodic review and adjustments, as well as annual and long-term incentives. The agreement also provides that if Mr. Wilson’s employment is terminated for any reason other than cause (including a change of control) he will receive a payment equal to his monthly base salary, 1/12 of his target annual and long-term incentives, and monthly benefits and perquisites multiplied by the lesser of thirty-six (36) months or the number of months remaining from the termination date to attainment of age 60.

The Corporation has entered into executive employment agreements with each of the Named Executive Officers (other than the Chief Executive Officer) that provide for a payment, upon termination for any reason other than cause, equal to his or her monthly base salary, 1/12 of his or her target annual incentives, and monthly benefits and perquisites multiplied by the lesser of twenty-four (24) or the number of months remaining from the termination date to the attainment of age 60.

In addition, all outstanding stock options held by Named Executive Officers are to become immediately vested upon a change in control of the Corporation. Performance share units do not vest upon a change in control of the Corporation, but the market value of performance share units is payable upon termination of employment of a Named Executive Officer for any reason other than just cause.

Submitted on behalf of the HR&C Committee:

R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk

SECTION FOUR: MISCELLANEOUS MATTERS

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2006. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.

SHARE PERFORMANCE GRAPH

The following table compares the five year return on our Common Shares (assuming $100 invested on December 31, 2001 and reinvestment of dividends) with the S&P TSX Composite Index:

TOTAL COMMON SHAREHOLDERS’ RETURN

December 31, 2001-December 31, 2006 (Assuming Dividend Reinvestment)

CORPORATE GOVERNANCE

Our Board and management are committed to the continuous improvement of our governance practices and have been consistently recognized for excellence in corporate governance. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. Our governance practices comply with the requirements of the policies and guidelines of the Canadian securities regulators, and our disclosure in response thereto is set forth in Schedule “A” to this Circular. A cross referencing guide setting out the location in this Circular where we discuss our compliance with each of the requirements and guidelines described in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), is attached to this Circular as Appendix “1” to Schedule “A”. Additional information relating to corporate governance at the Corporation may be found on our web site under “Corporate Governance” at www.agrium.com.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2006 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.

DIRECTORS’ AND OFFICERS’ INSURANCE

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The directors’ and officers’ coverage was renewed May 31, 2006. The total directors’ and officers’ liability coverage provides an annual aggregate limit of U.S.$85,000,000. The 2006 total actual and projected insurance premium for directors’ and officers’ liability coverage is U.S.$961,570. We do not anticipate that there will be material changes in the policy terms and conditions when our coverage is renewed in 2007.

Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Canada Business Corporations Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the 2008 Management Proxy Circular must be received by us on or before December 14, 2007.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.

Additional information relating to the Corporation is available on the SEDAR web site at www.sedar.com. Any shareholder wishing to receive a copy of this Circular, the Annual Report (including our consolidated annual financial statements and Management’s Discussion & Analysis for the Corporation’s most recently completed financial year) and our Annual Information Form may do so free of charge by contacting our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8 or by telephone at (403) 225-7000.

OTHER MATTERS

As of March 13, 2007, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie A. O’Donoghue
Senior Vice President, General Counsel
& Corporate Secretary

March 13, 2007.

SCHEDULE “A”

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AND GUIDELINES

The stewardship of the Corporation is primarily the responsibility of the Board of Directors and the four Committees of the Board, which work closely with the Chief Executive Officer whose primary responsibility is the executive leadership and operational management of the Corporation. Our Corporate Governance & Nominating Committee (the “CG&N Committee”) has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our Board and management are committed to safeguarding and enhancing shareholder value through the highest standards of integrity, ethical conduct and accountability, and we believe in the continuous improvement of our practices in this important area.

AVAILABILITY OF GOVERNANCE MATERIAL

Our current Corporate Governance Guidelines, our Board and Committee Charters, our Terms of Reference for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer, our Code of Business Conduct and Ethics, and our Audit Committee Whistleblower Procedures are available on our web site under “Corporate Governance” at www.agrium.com. Our Code of Business Conduct and Ethics has been filed on SEDAR and EDGAR. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary or by e-mail by going to the “Contact Us” section of our web site at www.agrium.com.

ACCESS TO INDEPENDENT DIRECTORS

Our Board Charter and Corporate Governance Guidelines, both of which are available on our web site under “Corporate Governance” at www.agrium.com, provide a means of direct communication to our Board Chair and our independent directors. Interested parties may communicate directly with the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.”. Any such envelope shall be delivered unopened to the Board Chair.

ACCESS TO AUDIT COMMITTEE

Our Audit Committee’s Whistleblower Procedures and our Corporate Governance Guidelines provide a means of direct communication to our Audit Committee Chair and the Audit Committee. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Audit Committee of Agrium Inc.”. Any such envelope shall be delivered unopened to the Chair of the Audit Committee.

CANADIAN SECURITIES ADMINISTRATORS GOVERNANCE GUIDELINES
AND DISCLOSURE REQUIREMENTS

Many regulatory changes have come into effect in the past year, including policies of the Canadian Securities Administrators (“CSA”) relating to corporate governance practices and amendments to the CSA rules relating to audit committees. The Corporation’s governance practices are consistent with the governance guidelines set forth in National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), each of which has been adopted by Canadian securities regulatory authorities. The disclosure set forth herein is responsive to and complies in full with the disclosure requirements set forth in National Instrument 58-101 Disclosure of Corporate Governance Practices

(“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure. The rules relating to governance practices and audit committees, including NP 58-201, MI 52-110 and NI 58-101, are collectively referred to herein as the “CSA Rules”. A cross referencing guide setting forth the location in this Circular where we discuss our compliance with the CSA Rules is set forth in Appendix “1” to this Schedule “A”.

NYSE CORPORATE GOVERNANCE LISTING STANDARDS

Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and we comply in all material respects with the applicable NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). We are not aware of any significant ways in which our corporate governance practices differ from those required of U.S. domestic companies under the NYSE Listing Standards.

OUR CORPORATE GOVERNANCE

Our Corporate Governance Guidelines (the “Guidelines”) provide a framework of authority and accountability to enable the Board and management to make timely and effective decisions that promote shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency.

The primary responsibility of our Board is to foster our long-term success by creating and preserving value for the Corporation consistent with the Board’s responsibility to Shareholders to maximize shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board has adopted and engages in an annual strategic planning process and approves the Corporation’s strategic plan. The Board also approves the content of our major public documents.

The Chief Executive Officer’s primary responsibility is to lead the Corporation in the management of the business and operations of the Corporation, and to formulate our proposed goals, strategies and objectives, present them to the Board for approval and, as approved, to keep the Board informed of our progress towards them. The Board annually conducts and performs an evaluation of our Chief Executive Officer and considers succession planning, including for the Chief Executive Officer, and management and executive development. The Board also becomes acquainted with our high potential executives.

The Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. Our Guidelines set a goal of obtaining clear and transparent disclosure of all significant matters to all Shareholders simultaneously.

Our Guidelines provide that a Board of between nine and twelve members is appropriate for us, except that the number of directors may exceed the recommended maximum to accommodate the succession and transition of additional appointments pending anticipated director retirement(s). The Guidelines require that at least two-thirds of the Board be independent and provide that the maximum number of management directors be limited to two directors. Historically, all of our directors have been independent other than the Chief Executive Officer. Our Guidelines establish a specific definition of independence that meets or exceeds applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change, so that the Board can continually assess the independence of each director.

We require our directors to have demonstrated integrity and high ethical standards; to have experience, business knowledge and sound judgment relevant to our activities; to understand fiduciary duties; to be financially literate; to have advocacy and consensus building skills; to have abilities that complement other Board members; and to be willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require the Board to maintain a long-term plan for the composition of the Board.

Our Corporate Governance Guidelines also provide that no director shall serve on the boards of directors of more than four public companies (or related group of public entities where the related public entities may be counted as one board membership for these purposes), unless our Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on our Board and such determination is disclosed in our Management Proxy Circular and in our Annual Information Form.

Each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us.

The Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at our expense.

The Board ensures that new directors undertake a comprehensive orientation program, and that continuing director education is provided to board members.

The CG&N Committee is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. Pursuant to our Guidelines, our directors are expected to maintain share ownership of approximately five times the value of their annual retainer, and to achieve this requirement within five years of their appointment to the Board. Our directors are encouraged to take their compensation in deferred share units (“DSUs”) until such time as such director owns the required share ownership value.

The CG&N Committee also reviews our Guidelines periodically and submits recommended changes to the Board for approval, taking into account emerging best practices.

BOARD COMPOSITION AND INDEPENDENCE

The Board is currently composed of thirteen (13) directors and eleven (11) nominees will be proposed for election at our Annual and Special Meeting (all of whom are current directors). The Board considers a board size of nine to twelve members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.

The Board has determined that ten of the eleven proposed directors are “independent” for the purposes of the NYSE Listing Standards and the CSA Rules. Mr. Wilson, the Chief Executive Officer of the Corporation, is not independent. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation and that each such director did not receive any consulting, advisory, or other compensatory fee from the Corporation except in the capacity as a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer of) the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than Cdn.$75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time); that each such director has not been employed (and no immediate family member of the director has been employed) within the past three years as an executive officer of another company where any of that company’s present executive officers at the same time has served on that other company’s compensation committee; and each such director is not and has not been an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S.$1,000,000 or 2% of such other entity’s consolidated gross revenues.

In order to assist the Board in making its determinations with respect to the independence of its members, all directors annually complete a detailed Disclosure Questionnaire which includes inquiries regarding any direct or indirect business relationships or interest in transactions between each director and the Corporation, as well as each director’s shareholdings and equity-based interests in the Corporation. This Questionnaire is further supplemented by internal inquiries that are conducted concerning the details of any business relationships or transactions that may exist between other corporations or organizations in which our directors have a direct or indirect interest and the Corporation. This information is reviewed by the Board at least annually as well as on an ongoing basis as appropriate in light of the applicable factual circumstances in order to permit the Board to make its independence determinations.

Each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics (described on page A-9), which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.

INTERLOCKING DIRECTORSHIPS

Mr. Zaleschuk and Ms. McLellan are members of the Boards of Directors of each of Nexen Inc., a global energy company, and Cameco Corporation, the world’s largest uranium producer. Messrs. Carragher and King are members of the Board of Directors of The Westaim Corporation, which was spun out of Viridian Inc. in 1995 prior to the Corporation’s 1999 acquisition of Viridian Inc. (Mr. King is not standing for re-election and will be retiring from our Board at the May 2007 Annual and Special Meeting). Our Board of Directors has determined that there is no material business relationship between the Corporation and any of Nexen Inc., Cameco Corporation or The Westaim Corporation. The Board has determined that the directorships with the Corporation, Nexen Inc. and Cameco Corporation held by Mr. Zaleschuk and Ms. McLellan, and the directorships held by Messrs. Carragher and King with the Corporation and The Westaim Corporation, do not affect their independence.

BOARD CHARTER

In addition to the responsibilities of the Board mandated by law, the Board is responsible for developing the Corporation’s approach to corporate governance, including the development of the Guidelines, and satisfying itself, to the extent feasible, of the integrity of the Chief Executive Officer and other executive officers. The Board promotes, and expects the Chief Executive Officer and the other executive officers to promote, a culture of integrity throughout the Corporation. The Board also considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies, and compliance reporting and corporate communications. The Board Charter is available on our web site under “Corporate Governance” at www.agrium.com and is attached to this Circular as Schedule “B”.

RESPONSIBILITIES OF BOARD CHAIR

The Terms of Reference for the Board Chair require that he or she be an independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. The Board Chair schedules in camera sessions at the beginning and at the end of each regularly scheduled meeting of the Board, to meet with only members who are independent. The Board Chair is responsible for ensuring that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making. The Board Chair is responsible for setting the Agenda of each meeting and for the quality of the information sent to or presented to the Board. The Board Chair provides advice and counsel to the Chief Executive Officer and other senior executives and leads the Board process for assessment of the effectiveness of the Board, the Committees of the Board, the Committee Chairs, and individual directors. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter. The Terms of Reference for the Board Chair are available on our web site under “Corporate Governance” at www.agrium.com.

EXPECTATIONS OF OUR DIRECTORS

The Terms of Reference for individual directors identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. These Terms of Reference include specifying the director’s responsibilities for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality. The Terms of Reference include responsibility for integrity and loyalty, including compliance with our Code of Business Conduct and Ethics and appropriate disclosure of all conflicts or potential conflicts. In order to ensure the exercise of independent judgment, each director must disclose all interests outside the Corporation that may be affected by specific transactions or agreements being considered by the Board, so that consideration can be given to the director’s abstention from discussion, abstention from voting, or other refusal. The Terms of Reference require each director to be diligent in preparing for and attending Board and Committee meetings and communicating with the Board Chair and Chief Executive Officer between meetings. Under the Terms of Reference each director is responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management. We expect that each director will become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates. Each director has the responsibility to attend Board and Committee meetings, and the Board would be concerned if, in the absence of extenuating circumstances, a director attended less than 80% of such meetings. Directors are also expected to attend our annual meeting. We also have Terms of Reference for the Chairs of the Committees that specify their responsibilities. The Terms of Reference for individual directors and the Terms of Reference for our Committee Chairs are available on our web site under “Corporate Governance” at www.agrium.com.

We expect each director to expend sufficient time to fully review all material for and otherwise prepare for each Board and Committee meeting, as well as to fully participate in each meeting and be available to provide assistance and guidance between meetings as called upon.

Directors are expected to offer their resignation upon request by the Board on a change in occupation or professional association, failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or an inability to resolve a conflict of interest.

BOARD ORIENTATION AND CONTINUING EDUCATION

The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, Corporate Governance Guidelines, our Code of Business Conduct and Ethics for directors, officers and employees, as well as extensive information relating to the Corporation and our industry. Prior to joining the Board, a new director will have been provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures.

Each new director attends a comprehensive orientation at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Directors’ Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors are afforded the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss Board presentations and other matters of interest.

Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information.

DIRECTOR SUCCESSION PLANNING

The Board, through the CG&N Committee, has the responsibility to review at least annually the skills and experience represented on the Board in light of the Corporation’s strategic direction, opportunities and risks, having regard as well to the most recently conducted Board performance evaluation. As part of our Board Succession Planning and Director Recruitment Program, the CG&N Committee maintains and regularly evaluates, at least annually, a comprehensive matrix regarding our current Board composition describing our current directors’ experience, qualifications, competencies and skills in order to allow the Board to focus on identifying and attracting new members that would most benefit our Board at any particular point in time. The CG&N Committee also maintains a list of potential Board candidates for future consideration. Our director recruiting process will generally involve a variety of methods as appropriate in the judgment of the Board, obtaining input from various sources and background checks.

BOARD PERFORMANCE EVALUATION

The CG&N Committee conducts an annual evaluation of our Board of Directors, Board Chair, Committees, Committee Chairs, and individual directors, in conjunction with an individual director assessment that is separately stewarded by our Board Chair, to provide feedback on the effectiveness of the Board, the Board Chair, the Committee Chairs, the Committees, and the individual directors. Last year’s evaluation process involved interviews with each of the directors and a number of members of management by an external corporate governance consultant regarding the effectiveness of the Board and the relationship between the Board and management.

MANDATORY DIRECTOR RETIREMENT

We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years.

BOARD AND COMMITTEE ATTENDANCE

During 2006, the Board and Committees held the following number of meetings:

Number of meetings held during 2006

Board Meetings	9
Audit Committee	9
Corporate Governance & Nominating Committee	4
Human Resources & Compensation Committee	4
Environment, Health & Safety Committee	5 (including a site tour)

During 2006, the directors attended Board and Committee meetings as follows:

Director	Committee Membership (*Denotes Chair of a Board Committee)	Board	Committees	Overall

Carragher	Audit; Corporate Governance & Nominating*	9 of 9	12 of 13	95%
Cunningham	Audit; Human Resources & Compensation*	9 of 9	13 of 13	100%
Devine	Corporate Governance & Nominating; Environment, Health & Safety*	9 of 9	9 of 9	100%
Gibara	Corporate Governance & Nominating; Human Resources & Compensation	9 of 9	8 of 8	100%
Girling(1)	Audit; Corporate Governance & Nominating	7 of 7	7 of 7	100%
Henry	Environment, Health & Safety; Human Resources & Compensation	8 of 9	9 of 9	100%
Horner	Human Resources & Compensation; Environment, Health & Safety	9 of 9	9 of 9	100%
King	Corporate Governance & Nominating; Environment, Health & Safety	9 of 9	6 of 9	83%
McLellan(2)	Corporate Governance & Nominating; Environment, Health & Safety	5 of 5	2 of 2	100%
Proto(3)	Audit; Environment, Health & Safety	9 of 9	14 of 14	100%
Schaefer(4)	Audit*; Corporate Governance & Nominating, Environment, Health & Safety	9 of 9	14 of 14	100%
Zaleschuk	Audit; Human Resources & Compensation	9 of 9	13 of 13	100%
Wilson	Mr. Wilson is not a member of any Committee, but attended all of the Committee meetings (other than the in camera sessions of the independent directors which are held at all Board and Committee meetings)	9 of 9	N/A	100%

Notes:

(1)	Mr. Girling was elected to the Board on May 9, 2006.

(2)	Ms. McLellan was appointed to the Board on September 28, 2006.

(3)	Mr. Proto attended all Committee meetings of the Board during 2006 but only received meeting fees in respect of those Committees of which he was a member.

(4)	Mr. Schaefer was appointed to the Environment, Health & Safety Committee in the place of his membership on the Corporate Governance & Nominating Committee on May 9, 2006.

COMPENSATION OF DIRECTORS

The CG&N Committee periodically reviews the Corporation’s director compensation using comparative Canadian and U.S. data provided by independent professional compensation consultants. The table below shows the fee schedule for 2006:

Amount
Type of Fee	(U.S. $)

ANNUAL RETAINER
Board Chair	125,000
Board members (except Board Chair)	35,000
Committee Retainer	3,500
Committee Chair	1,500

ATTENDANCE FEES
Board & Committee Meetings (except Audit)	1,000 per meeting
Audit Committee Meetings	1,500 per meeting
Travel Allowance(1)	1,000

Note:

(1)	A travel allowance of U.S. $1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.

As at March 13, 2007, non-executive directors held 25,000 options to acquire Common Shares. These options have exercise prices of Cdn.$11.85 to Cdn.$16.01 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the time of grant.

In December 2001, the Board approved a deferred share unit fee plan (the “DSU Fee Plan”) for all directors. The DSU Fee Plan allows directors to elect to receive their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Corporate Governance Guidelines. The number of DSUs issued is calculated by dividing the electing director’s remuneration by the fair market value of the Common Shares on the conversion date (generally the last business day of each quarter). When a director leaves the Board, he or she is entitled to receive the then market value of a Common Share for each DSU held. During 2006, five (5) directors were issued a total of 10,008 DSUs under the DSU Fee Plan.

In May 2002, the Board approved a deferred share unit discretionary grant plan (the “DSU Grant Plan”) which allows the Board to grant DSUs to directors. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2006, directors were issued a total of 40,817 DSUs under the DSU Grant Plan (including 617 DSUs issued as an adjustment for dividends paid on our common shares in 2006).

No director (other than the Chief Executive Officer) receives any pension from the Corporation.

The following table sets out the fees paid to each of the Corporation’s non-employee directors in the year ended December 31, 2006:

								Cash
		Committee	Committee		Board	Committee		Value(2)		Portion of
	Board	Member	Chair		Attendance	Attendance	Travel	of DSU		Fees taken
Director	Retainer	Retainer	Retainer		Fees	Fees	Allowance	Grants	Total	in DSUs

Carragher	$35,000	$7,000	750		$9,000	$16,000	$5,000	$83,867	$156,617	54% DSUs
Cunningham	$35,000	$7,000	$1,500		$9,000	$17,500	$5,000	$83,867	$158,867	53% DSUs
Devine	$35,000	$7,000	$1,500		$9,000	$9,000	$6,000	$83,867	$151,367	55% DSUs
Gibara	$35,000	$7,000	—		$9,000	$9,000	$5,000	$118,710	$183,710	100% DSUs
Girling	$26,250	$5,250	—		$7,000	$9,500	—	$83,867	$131,867	100% DSUs
Henry	$35,000	$7,000	—		$8,000	$9,000	$5,000	$83,867	$147,867	100% DSUs
Horner	$35,000	$7,000	—		$9,000	$9,000	$6,000	$118,710	$184,710	100% DSUs
King	$35,000	$7,000	$750		$9,000	$6,000	—	$83,867	$141,617	59% DSUs
McLellan	$17,500	$3,500	—		$5,000	$2,000	—	$40,480	$68,480	100% DSUs
Proto	$125,000	—	—		$9,000	$18,500	$6,000	$159,347	$317,847	50% DSUs
Schaefer	$35,000	$7,000	$14,000	(3)	$9,000	$18,500	—	$83,867	$167,367	50% DSUs
Zaleschuk	$35,000	$7,000	—		$9,000	$17,500	—	$83,867	$152,367	55% DSUs

Notes:

(1)	All amounts are in U.S. dollars.

(2)	Excludes DSUs issued on payment of director or Committee fees or as an adjustment for dividends. Value of the DSUs is the Market Value of a Common Share on the date of grant.

(3)	Committee Chair Annual Fee also includes additional fees of $12,500 for performance of certain Audit Committee Chair duties outside of Committee meetings.

(4)	Meeting Fee includes additional fees for attendance at site visits.

The following table sets out each director’s equity ownership interest in the Corporation and any changes in the ownership interest since our 2006 proxy circular disclosure:

	Directors’ Equity Ownership Interest and Changes Therein											Equity
	Equity Ownership as at				Equity Ownership as at			Net Change in			Directors’	at Risk
	March 14, 2006(1)				March 9, 2007			Equity Ownership			“Equity at Risk”	Multiple
	Common		Stock		Common	Stock		Common	Stock		Amount(2)	of Annual
Directors	Shares		Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(U.S.$)	Retainer

Carragher	10,000		—	12,186	10,000	—	15,249	—	—	3,063	$996,326	28.47
Cunningham	4,875		10,000	12,186	4,875	—	15,249	—	(10,000)	3,063	$794,093	22.69
Devine	—		15,000	12,186	—	15,000	15,249	—	—	3,063	$601,726	17.19
Gibara	—		—	7,648	—	—	14,727	—	—	7,079	$581,127	16.60
Girling	—		—	—	6,000	—	4,853	6,000	—	4,853	$428,259	12.24
Henry	—		10,000	30,135	—	10,000	35,770	—	—	5,635	$1,411,484	40.33
Horner	500		—	7,375	500	—	14,485	—	—	7,110	$591,308	16.89
King	9,000		15,000	12,186	—	—	15,249	(9,000)	(15,000)	3,063	$601,726	17.19
McLellan	—		—	—	—	—	2,083	—	—	2,083	$82,195	2.35	(4)
Proto	34,500		10,000	18,248	21,900	—	24,047	(12,600)	(10,000)	5,799	$1,813,069	14.50
Schaefer	28,212	(3)	45,000	12,186	—	—	15,249	(26,212)	(45,000)	3,063	$601,726	17.19
Wilson	80,000		686,500	—	155,000	620,087	—	75,000	(66,413)	—	$6,116,300	N/A
Zaleschuk	2,000		—	12,174	2,000	—	15,236	—	—	3,062	$680,133	19.43

Total	169,087		791,500	136,510	200,275	645,087	187,446	31,188	(146,413)	50,936	$15,299,471

Notes:

(1)	As disclosed in the Corporation’s management proxy circular for the annual meeting held May 9, 2006.

(2)	Directors’ “Equity at Risk” Amount is shown as at March 9, 2007 and was the market value (determined by reference to the closing price of Common Shares on the Toronto Stock Exchange (the “TSX”) of the Common Shares and deferred share units owned by the director and excludes options.

(3)	Mr. Schaefer’s spouse beneficially owned 3,500 Common Shares which were transferred to her by Mr. Schaefer in 2004 over which Mr. Schaefer exercised control and which were sold in 2007.

(4)	Ms. McLellan was appointed to our Board on September 28, 2006, and as such is expected to acquire share ownership (including Common Shares and deferred share units) equal to five times her annual retainer within five years of her appointment to the Board.

In March 2002, the Board amended our Stock Option Plan so that non-executive directors would no longer be eligible to receive stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate.

DIRECTOR SHARE OWNERSHIP REQUIREMENTS

Our Corporate Governance Guidelines provide that each director is to acquire and maintain share ownership of approximately five times their annual retainer within five years of their appointment and to receive their compensation in DSUs until the minimum share ownership threshold is met. We consider share ownership to include Common Shares and DSUs but exclude options to acquire Common Shares.

BOARD MEETINGS INDEPENDENT OF MANAGEMENT

Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and each of our Board Committees regularly meet in camera with only the independent board members at all meetings.

CHIEF EXECUTIVE OFFICER

Our Terms of Reference for the Chief Executive Officer identify specific responsibilities in order to enhance coordination and communication with the Board. The Chief Executive Officer’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our Chief Executive Officer add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility. The Terms of Reference for our Chief Executive Officer are available on our web site under “Corporate Governance” at www.agrium.com.

The HR&C Committee and the Board Chair annually conduct a formal evaluation of our Chief Executive Officer to assess performance based primarily on four criteria, namely the achievement of the Chief Executive Officer’s goals for the year under review, the personal effectiveness of the Chief Executive Officer in leading the development and implementation of corporate strategies, the accomplishment of financial and non-financial corporate key performance indicators as approved by the Board for the year under review, and the Terms of Reference for the Chief Executive Officer. The Chief Executive Officer also submits a written self-assessment to the HR&C Committee and the Board Chair. The Board Chair and the Chair of HR&C Committee present the results and recommendations for the evaluation to the independent members of the Board, who together determine the Chief Executive Officer’s compensation and provide feedback and recommendations in connection with his performance evaluation, which are then reviewed with the Chief Executive Officer by the Board Chair together with the Chair of the HR&C Committee.

Our Corporate Governance Guidelines also provide that the Chief Executive Officer will not accept more than one directorship on another publicly-traded entity.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Our principles of conduct and governance processes have been imbedded into our business operations and culture. Our employees, directors and officers (including our Chief Executive Officer, principal financial officer, principal accounting officer / controller or persons performing similar functions) are required to comply with our Code of Business Conduct and Ethics (the “Code”). Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) annually certify compliance with the Code which is monitored by the Board and the CG&N Committee. Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and are disclosed in compliance with applicable law and regulatory requirements. Our Code is available on our web site under “Corporate Governance” at www.agrium.com.

We also have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns. We also have a toll free Compliance Hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by an independent third party service provider, and calls are answered by Communications Specialists who are trained in handling calls of a sensitive nature. Hotline complaints are reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate.

STANDING COMMITTEES OF THE BOARD

The Board has four Standing Committees: the Audit Committee, the HR&C Committee, the CG&N Committee and the EH&S Committee. Each Committee has a defined mandate as set out in its Charter.

AUDIT COMMITTEE

H. G. Schaefer, FCA (Chair)
N. Carragher
R. S. Cunningham
R. K. Girling
F. W. Proto
V. J. Zaleschuk, CA

Qualification of Members

The Board has determined that each member of the Audit Committee is “independent” and is “financially literate” within the meaning of and as required by MI 52-110 and none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of the board committees of the Corporation. In considering whether a member of the Audit Committee is financially literate, the Board, looks at the ability to read a set of financial statements, including a balance sheet, income statement and a cash flow statement, of a breadth and complexity similar to that of the Corporation’s financial statements.

Audit Committee Financial Expert

The Board has determined that Mr. Schaefer is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. Mr. Schaefer is a member of the audit committee of three other publicly traded entities. The Board has determined that this simultaneous service does not impair Mr. Schaefer’s ability to serve effectively on our Audit Committee.

Mr. Zaleschuk has been appointed by the Board of Directors to succeed Mr. Schaefer as the Chair of the Audit Committee effective upon Mr. Schaefer’s retirement from the Board on May 9, 2007. The Board has also determined that Mr. Zaleschuk is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Relevant Education and Experience of Audit Committee Members

See the full biographies under “Election of Directors” on pages 3 through 9 for the relevant education and experience of each member of the Audit Committee.

Audit Committee Oversight

Since January 1, 2006, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.

Pre-Approval Policy and Procedures

The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non- audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

Additional Information

Additional information regarding the Audit Committee is found in Item 16 of our Annual Information Form dated February 21, 2007.

Charter

The Audit Committee is responsible for assisting the Board’s oversight of our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the services of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services, review of the qualifications, independence and fees of the external auditors, and establishment of hiring policies for employees or former employees of the external auditors. In addition, the Audit Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues. The Audit Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information, before they are approved by the Board. The Audit Committee is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance. The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters.

The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on 9 occasions in 2006. The full Charter of the Audit Committee can be found on our web site under “Corporate Governance” at www.agrium.com.

Availability of Chair

The Chair of the Audit Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

N. Carragher (Chair)
D. G. Devine
G. Gibara
R. K. Girling
F. W. King
A. A. McLellan

Qualification of Members

The Board has determined that each member of the CG&N Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Charter

The CG&N Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors, and the Chief Executive Officer. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines and requirements of applicable regulators and securities exchanges. The CG&N Committee reviews and recommends compensation for Board and Committee service, and oversees the administration of the DSU Plans. The CG&N Committee is also responsible for the annual evaluation of the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. The CG&N Committee also assists the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board. The CG&N Committee also provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors, and ensures that Board Committees and individual directors can engage outside advisors.

The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The CG&N Committee met on 4 occasions in 2006. The full Charter of the CG&N Committee can be found on our web site under “Corporate Governance” at www.agrium.com.

Availability of Chair

The Chair of the CG&N Committee will be available at the meeting to address Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.

HUMAN RESOURCES & COMPENSATION COMMITTEE

R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk, CA

Qualification of Members

The Board has determined that each member of the HR&C Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Charter

The HR&C Committee is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives (including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies of and programs relating to employees. The HR&C Committee also approves the investment, funding and benefits policies relating to, and any material changes in, our retirement plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the independent directors, approve his compensation level based on this evaluation. The Committee prepares a report on executive officer compensation that is included in this Management Proxy Circular. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession planning for executives.

The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on 4 occasions in 2006. The full Charter of the HR&C Committee can be found on our web site under “Corporate Governance” at www.agrium.com.

Executive Compensation Consultants

The Committee engages, at the Corporation’s expense, external executive compensation consultants to assist the Committee in evaluating compensation for the Chief Executive Officer and the senior executives as a group and to advise the Committee independently on any matter within its mandate. The Committee Chair leads the selection of these outside consultants and advisors, and the Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms. The decisions made by the Committee are the responsibility of the Committee and reflect other factors and considerations as the Committee considers appropriate in addition to the information and recommendations provided by the external executive compensation consultants.

On February 21, 2007, the Board of Directors adopted a policy pursuant to which all other services of the external compensation consultants that may be requested by management that are not directly engaged by the HR&C Committee relating to executive compensation matters, or that are not directly engaged by the CG&N Committee regarding director compensation, require the written pre-approval of the HR&C Committee or the Chair of the HR&C Committee, pursuant to a delegation of authority that has been provided by the HR&C Committee to the HR&C Committee Chair, outlining the scope of the work. The Committee will not approve any such work that, in its view, could compromise the independence of the executive compensation consultants as advisors to the Committee.

Availability of Chair

The Chair of the HR&C Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.

ENVIRONMENT, HEALTH & SAFETY COMMITTEE

D. G. Devine (Chair)
S. A. Henry
R. J. Horner
F. W. King
A. A. McLellan
F. W. Proto
H. G. Schaefer, FCA

Qualification of Members

The Board has determined that each member of the EH&S Committee is independent within the meaning of the CSA Rules and NYSE Listing Standards.

Charter

The EH&S Committee is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The EH&S Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. The EH&S Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the EH&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The EH&S Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety, and reports to the Board on such meetings. In addition, we have a corporate environment, health & safety committee composed of members of senior management and chaired by the Senior Vice President, Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies.

The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The EH&S Committee met on 5 occasions in 2006. The full Charter of the EH&S Committee can be found on our web site under “Corporate Governance” at www.agrium.com.

Availability of Chair

The Chair of the EH&S Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the EH&S Committee’s mandate.

APPENDIX “1” TO SCHEDULE “A”

CANADIAN CORPORATE GOVERNANCE REQUIREMENTS — CROSS REFERENCING GUIDE
National Instrument 58-101F1 — Corporate Governance Disclosure,
National Policy 58-201 — Corporate Governance Guidelines &
Multilateral Instrument 52-110 — Audit Committee Information

Corresponding Page Number in Agrium’s
Required Disclosure NI 58-101F1	Relevant Guideline from NP 58-201	Compliance	2006 Management Proxy Circular

1. Board of Directors	Meaning of Independence / Composition of the Board / Meetings of Independent Directors
1(a)-(g)	2.1; 3.1; 3.2; 3.3	Yes	• Our Corporate Governance (p. A-2)
• Board Composition and Independence (p. A-3)
• Responsibilities of Board Chair (p. A-4)
• Board and Committee Attendance (p. A-6)
• Board Meetings Independent of Management (p. A-10)
• Election of Directors (p. 3-9)
2. Board Mandate	Board Mandate
2(a)	3.4(a)-(g); (i),(ii)	Yes	• Corporate Governance Practices and Guidelines (p. A-1)
• Our Corporate Governance (p. A-2)
• Board Charter (p. A-4)
• Expectations of Our Directors (p. A-5)
3. Position Descriptions	Position Descriptions
3(a)-(b)	3.5	Yes	• Responsibilities of Board Chair (p. A-4)
• Chief Executive Officer (p. A-10)
4. Orientation and Continuing Education	Orientation and Continuing Education
4(a)(i), (ii);(b)	3.6; 3.7	Yes	• Expectations of Our Directors (p. A-5)
• Board Orientation and Continuing Education (p. A-5)
5. Ethical Business Conduct	Code of Business Conduct and Ethics
5(a)(i), (ii) & (iii);(c)	3.8(a)-(f); 3.9	Yes	• Code of Business Conduct and Ethics (p. A-10)
• Expectations of Our Directors (p. A-5)
• Corporate Governance (p. 37)
• Corporate Governance Practices and Guidelines (p. A-1)
6. Nomination of Directors	Nomination of Directors
6(a)-(c)	3.10; 3.11; 3.12(A)-(B); 3.13; 3.14(a)-(c)	Yes	• Director Succession Planning (p. A-6)

Corresponding Page Number in Agrium’s
Required Disclosure NI 58-101F1	Relevant Guideline from NP 58-201	Compliance	2006 Management Proxy Circular

• Corporate Governance & Nominating Committee (p. A-13)
7. Compensation	Compensation
7(a)-(d)	3.15; 3.16; 3.17(a)-(c)	Yes	• Executive Compensation (p. 15-36)
• Our Corporate Governance (p. A-2)
• Compensation of Directors (p. A-8)
• Human Resources & Compensation Committee (p. A-13)
8. Other Board Committees
n/a	n/a	Yes	• Environment, Health and Safety Committee (p. A-15)
9. Assessments	Regular Board Assessments
n/a	3.18(a)-(b)	Yes	• Board Performance Evaluation (p. A-6)

	Corresponding Page Number in Agrium’s	Corresponding Page Number in Agrium’s
Required Disclosure MI 52-110F1	2007 Annual Information Form	2007 Management Proxy Circular

1. The Audit Committee’s Charter	• Audit Committee Charter (p. 21) and Schedule 16.1	• Audit Committee (p. A-11)
2. Composition of the Audit Committee	• Composition of the Audit Committee (p. 21)	• Audit Committee (p. A-11)
3. Relevant Education and Experience	• Relevant Education and Experience of Members of the Audit Committee (p. 22-23)	• Election of Directors (p. 3-9)
4. Reliance on Certain Exemptions	• n/a	• n/a
5. Reliance on the Exemption in Subsection 3.3(2) or Section 3.6	• n/a	• n/a
6. Reliance on Section 3.8	• n/a	• n/a
7. Audit Committee Oversight	• n/a	• Audit Committee Oversight (p. A-12)
8. Pre-Approval Policies and Procedures	• Pre-Approval Policies and Procedures (p. 23)	• Pre-Approval Policies and Procedures (p. A-12)
9. External Auditor Service Fees (By Category)	• External Auditor Service Fees (By Category) (p. 23)	• Fees paid to KPMG LLP and External Audit Service Fees (By Category) (p. 9)

SCHEDULE “B”

BOARD OF DIRECTORS CHARTER

1.  Introduction

This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.

2.  Duties and Responsibilities

(a) Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long-term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. Any responsibility not delegated to management or a committee of the Board remains with the Board.

(b) Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i) planning its composition and size;

(ii) determining independence of Board members;

(iii) selecting its Chair;

(iv) nominating candidates for election to the Board;

(v) appointing Committees;

(vi) determining Director compensation;

(vii) periodically discussing matters of interest separate from and independent of any influence from management; and

(viii) assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c) Management and Human Resources. The Board has the responsibility to:

(i) appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii) approve Terms of Reference for the Chief Executive Officer;

(iii) evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv) satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v) approve certain decisions relating to senior management, including the:

(A) appointment and discharge of executive officers;

(B) compensation and benefits for executive officers;

(C) acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D) employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi) take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A) the succession plan for the Chief Executive Officer;

(B) a succession planning program with respect to other senior management, including a program to train and develop management;

(C) criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii) take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii) approve certain matters relating to all employees, including:

(A) the annual salary/incentive policies and programs for employees;

(B) new benefit programs or material changes to existing programs;

(C) material changes in retirement plans; and

(D) material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d) Strategy and Plans. The Board has the responsibility to:

(i) adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii) approve the annual business plans that implement the strategic plan;

(iii) approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv) approve the Corporation’s political donations policy;

(v) approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi) approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii) approve material divestitures and acquisitions;

(viii) monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix) review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e) Financial and Corporate Issues. The Board has the responsibility to:

(i) take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii) monitor operating and financial performance relative to budgets and objectives;

(iii) review and approve the annual financial statements & notes, and related management’s discussion & analysis of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv) review and approve the quarterly financial results and approve the release thereof by management;

(v) declare dividends;

(vi) approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii) subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditor’s fees;

(viii) approve banking resolutions and significant changes in banking relationships;

(ix) approve appointments of, or material changes in relationships with, corporate trustees;

(x) approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi) approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f) Business and Risk Management. The Board has the responsibility to:

(i) take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii) receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii) review corporate insurance.

(g) Policies and Procedures. The Board has the responsibility to:

(i) develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii) monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii) direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv) review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h) Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i) adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii) approve interaction with shareholders on all items requiring shareholder approval;

(iii) approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv) take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v) take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi) report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i) Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group, and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j) Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached hereto as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s web site under “Corporate Governance” at www.agrium.com.

3.  General Legal Obligations of the Board of Directors.

(a) Legal Matters. The Board has the responsibility to:

(i) direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii) approve changes in the By-laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii) approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv) perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to management.

4.  Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.

5.  Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.

6.  Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX “1” TO SCHEDULE “B”

TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS

1.  Introduction

These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.

2.  Responsibilities of Corporate Stewardship

Each Director has the responsibility to:

(a) advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b) exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c) provide constructive counsel to and oversight of management;

(d) preserve the confidentiality of non-public and proprietary information;

(e) be available as a resource to management and the Board; and

(f) demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.

3.  Responsibilities of Integrity and Loyalty

Each Director has the responsibility to:

(a) comply with the Corporation’s Code of Business Conduct and Ethics;

(b) disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c) promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d) disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.

4.  Responsibilities of Diligence

Each Director has the responsibility to:

(a) prepare for each Board and committee meeting by reading the reports and background materials provided for the meeting;

(b) attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c) as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.  Responsibilities of Effective Communication

Each Director has the responsibility to:

(a) participate fully and frankly in the deliberations and discussions of the Board;

(b) encourage free and open discussion of the Corporation’s affairs by the Board;

(c) establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d) focus inquiries on issues related to strategy, policy, and results;

(e) respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f) indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.

6.  Responsibilities of Committee Work

Each Director has the responsibility to:

(a) participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b) understand the process of committee work, and the role of management and staff supporting the Committee.

7.  Responsibilities of Knowledge Acquisition

Each Director has the responsibility to:

(a) become generally knowledgeable of the Corporation’s business and its industry;

(b) participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c) maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d) become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.

8.  Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a) demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b) career experience, business knowledge, and sound judgment relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c) understanding of fiduciary duty;

(d) communication, advocacy, and consensus-building skills;

(e) experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f) willingness to devote sufficient time and energies to the work of the Board and its Committees.

SCHEDULE “C”

SUMMARY OF AGRIUM INC.’S STOCK OPTION AND TANDEM SAR PLAN

On February 21, 2007, the Board of Directors made various amendments to, and restated, the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”). The following is a summary of the Stock Option Plan in the form adopted by the Board of Directors on February 21, 2007. A complete copy of the Stock Option Plan is available upon request. Shareholders wishing to receive a copy of the Stock Option Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.com or by mail to Agrium Inc., at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary.

The Stock Option Plan is Agrium’s only compensation plan providing for the issuance of securities of the Corporation as compensation. The purpose of the Stock Option Plan is to provide officers and employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through share options and share appreciation rights (“SARs”), to participate in an increase in the equity value of the Corporation’s Common Shares.

Options are granted at the discretion of the Board of Directors. Any officer or employee of the Agrium group of companies is eligible to participate. Prior to March 25, 2002, the Stock Option Plan provided that options could also be granted to directors who are not officers of the Corporation. On March 25, 2002 the Stock Option Plan was amended to provide that options could no longer be granted to non-officer directors.

As at the date of this Circular, based on outstanding Common Shares of 133,533,028 before giving effect to the proposed increase of 1,000,000 Common Shares as described elsewhere in this Circular, the maximum number of Common Shares available for future option grants under the Stock Option Plan is 471,439 Common Shares (representing 1.10% of the outstanding Common Shares) and the maximum number of Common Shares subject to outstanding options is 3,666,153 Common Shares (representing 2.75% of the outstanding Common Shares). The Corporation is proposing to reserve an additional 1,000,000 Common Shares for the granting of stock options as described elsewhere in this Circular.

The maximum number of Common Shares issuable to any optionee under the Stock Option Plan at any time is 5% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of the grant of the option. The maximum number of Common Shares which may be reserved for issuance to insiders under the Stock Option Plan is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant. The maximum number of Common Shares that may be issued to insiders under the Stock Option Plan within a one-year period is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant.

The Board is entitled to determine at the time of grant of the option the exercise price for the option provided that if no specific determination is made, the exercise price shall be the closing price of the shares on the TSX in Canadian dollars, converted to U.S. dollars, on the last business day preceding the date of the grant of the option (the “Market Price”), provided that in no circumstances may the exercise price be lower than the Market Price and such other price determined by a mechanism approved by the Board which is satisfactory to the TSX.

The Board can provide that an option granted under the Stock Option Plan have connected with it a stock appreciation right (“SAR”) equal to the number of Common Shares covered by the option, which SAR entitled the optionee to surrender to Agrium the unexercised related option and to receive from Agrium cash equal to the excess of the SAR surrender price over the exercise price of the related option, where the SAR surrender price is the amount in U.S. dollars of the highest price of the Common Shares on the TSX at the time of surrender or at the time of the exercise of the SAR.

Under the Stock Option Plan, Agrium does not currently have the right to transform a stock option into a SAR involving an issuance of securities from treasury.

The Board is entitled to determine at the time of grant of the option the vesting for the option, provided that if no such specific determination is made, the option shall vest as to 25% of the number of Common Shares granted on each of the first through fourth anniversaries of the date of the grant.

The Board is entitled to determine at the time of grant of the option the term of the option, provided that if no specific determination is made, the option shall be exercisable for a period of 10 years from the date the option is granted.

Entitlements of holders under outstanding options terminate upon the events and in the manner set out below:

Reasons for Termination	Exercisable Until

Death	Earlier of scheduled expiry and one year from death
Termination without cause	Earlier of scheduled expiry and one year from end of severance period
Retirement at age 65	Earlier of scheduled expiry and four years from ceasing employment
Early retirement at request of Agrium	Earlier of scheduled expiry and four years from the date of earlier retirement notice is given to the employee
Early retirement at the election of the optionee attaining both age 55 and 20 years or more of service	Earlier of scheduled expiry and four years from ceasing employment
Resignation	Earlier of scheduled expiry and 60 days from resignation
Termination with cause or any other termination	Earlier of scheduled expiry and 60 days from event.

Except as described below, an option is personal to the optionee and is non-transferable and non-assignable, other than by will or the laws relating to intestacy. Notwithstanding the foregoing, an optionee may transfer an option to any of the following permitted assigns: (i) the optionee’s spouse, (ii) a trustee, custodian or administrator acting on behalf of or for the benefit of the optionee or the optionee’s spouse, (iii) a personal holding corporation, partnership (including a family limited partnership), family trust or other entity controlled by the optionee or the optionee’s spouse, or the shareholders, partners, or beneficiaries of which are any combination of the optionee, the optionee’s spouse, the optionee’s children or the optionee’s grandchildren, (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative controlled by the optionee or the optionee’s spouse, or (v) a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the optionee or the optionee’s spouse.

Subject to Shareholder approval as described elsewhere in this Circular, Shareholder approval is required to amend the Stock Option Plan to (a) increase the number of Common Shares reserved for issuance under the Stock Option Plan (including a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares), (b) change the manner of determining the exercise price so that the exercise price is less than the market price of the Common Shares at the date of grant, (c) include directors who are not also officers or employees of the Corporation or any affiliate of the Corporation as eligible participants for purposes of the Stock Option Plan, or (d) amend the assignment and transfer provisions of the Stock Option Plan. In addition, Shareholder approval is required to amend options granted under the Stock Option Plan to (a) reduce the exercise price, or cancel and reissue options or SARs so as to in effect reduce the exercise price, (b) extend the termination date beyond the original expiration date, except in certain limited circumstances where the Corporation has imposed a trading black-out, as described below, or (c) permit options granted under the Stock Option Plan to be transferred or assigned other than in accordance with the assignment and transfer provisions of the Stock Option Plan.

Also subject to Shareholder approval as described elsewhere in this Circular, and subject to the restrictions in the preceding paragraph, the Board may, in its discretion, and without obtaining Shareholder approval, amend, suspend or discontinue the Stock Option Plan, and amend or discontinue any options granted under the Stock Option Plan, at any time. Without limiting the foregoing, the Board may, without obtaining Shareholder approval, amend the Stock Option Plan, and any options granted under the Stock Option Plan to (i) amend the vesting provisions, (ii) amend the termination provisions, except in certain limited circumstances where the Corporation has imposed a trading black-out as described in the preceding paragraph, (iii) amend the eligibility requirements of eligible participants which would have the effect of broadening insider participation, except in certain limited circumstances as described in the preceding paragraph, (iv) add any form of financial assistance, (v) amend a financial assistance provision which is more favorable to eligible participants, (vi) add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares, (vii) add a deferred or restricted share unit or any other provision which results in the eligible participants receiving securities while no cash consideration is received by the Corporation, and (viii) make amendment of a housekeeping nature.

The Stock Option Plan contains provisions for certain adjustments in the event of a corporate reorganization, including an amalgamation or merger of the Corporation with or into another Corporation, and for the ability to exercise options for Common Shares for purposes of tendering Common Shares to a take-over bid for the Corporation.

Subject to Shareholder approval as described elsewhere in this Circular, as now expressly permitted by a recent TSX Staff Notice, the proposed amendments to the Stock Option Plan also provide that if an option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Corporation.

The Corporation does not provide financial assistance to participants under the Stock Option Plan. There are no entitlements under the Stock Option Plan that have been granted but are subject to ratification by the Corporation’s shareholders.

The amendments to, and the restatement of, the Stock Option Plan by the Board of Directors on February 21, 2007 was conditionally approved by the TSX. As described elsewhere in this Circular, certain changes approved by the Board are subject to Shareholder approval under the rules of the TSX. Certain other changes approved by the Board were of a housekeeping nature and did not require Shareholder approval. In addition, the increase in the maximum number of Common Shares issuable and that may be issued under the Stock Option Plan must be approved by the Shareholders of the Corporation under the rules of the TSX.

SCHEDULE “D”

SUMMARY OF 2007 RIGHTS PLAN

The following is a summary of the terms and conditions of the 2007 Rights Plan. The summary is qualified in its entirety by, and is subject to, the full text of the Amended and Restated Shareholder Rights Plan Agreement dated effective as of May 9, 2007 between Agrium Inc. and CIBC Mellon Trust Company. A complete copy of the 2007 Rights Plan is available upon request. Shareholders wishing to receive a copy of the 2007 Rights Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.inc or by mail to Agrium Inc., at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary. All capitalized terms where used in this summary without definition have the meanings attributed to them in the 2007 Rights Plan.

(a)  Issuance of Rights

Under the 2007 Rights Plan, the Rights granted under the predecessor shareholder protection rights plans of the Corporation dated March 1, 1995, March 2, 1998, May 9, 2001 and April 28, 2004, respectively, and which are outstanding at the Record Time of 5:00 p.m. (Calgary time) on May 9, 2007, are reconfirmed on the terms set out in the 2007 Rights Plan and the Corporation reconfirms its authorization to continue the issuance of Rights for each “Voting Share” (which includes the Common Shares and any other shares in or interests of the Corporation entitled to vote generally in the election of directors) issued thereafter and prior to the Separation Time (as defined below), subject to the earlier termination or expiration of the Rights as set out in the 2007 Rights Agreement.

(b)  Exercise Price

Until the Separation Time, the exercise price (“Exercise Price”) of each Right is three times the market price, from time to time, of the Voting Shares. From and after the Separation Time, the Exercise Price is three times the market price, as at the Separation Time, per Voting Share. The Exercise Price is subject to adjustment as set out in the 2007 Rights Plan.

(c)  Term

The 2007 Rights Plan will take effect at the time that the Meeting terminates (the “Effective Date”), and will expire at the close of business on the date upon which the annual meeting of shareholders to be held in 2010 terminates, subject to earlier termination or expiration of the Rights as set out in the 2007 Rights Plan.

(d)  Trading of Rights

Until the Separation Time, the Rights will be evidenced by the certificates representing the associated Voting Shares and will be transferable only together with the associated Voting Shares. After the Separation Time, separate certificates evidencing the Rights will be mailed to holders of record of Voting Shares (other than any shareholder or group of shareholders making a take-over bid) as of the Separation Time and such separate Rights certificates alone will evidence the Rights.

The Rights will be listed on the Toronto Stock Exchange and the New York Stock Exchange, subject to the Corporation complying with the requirements of each exchange.

(e)  Separation Time

The Rights are not exercisable and do not trade separately from their associated Voting Shares until the “Separation Time”. The “Separation Time” is the close of business on the tenth trading day after the earliest of (i) the Stock Acquisition Date, which is the first date of public announcement of facts indicating that a person has become an Acquiring Person (as defined below); (ii) the date of the commencement of, or first public announcement of the current intention of any person (other than the Corporation or any subsidiary of the Corporation) to commence, a take-over bid (other than a Permitted Bid or a Competing Permitted Bid, each as defined below); and (iii) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be one. The Separation Time can also be such later date as may from time to time be determined by the Board of Directors.

(f)  Acquiring Person

An “Acquiring Person” is a person who is the Beneficial Owner (as defined below) of 20% or more of the outstanding Voting Shares. Excluded from the definition of Acquiring Person are the Corporation and its subsidiaries and any person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition or a Pro Rata Acquisition. In general:

(i) a “Voting Share Reduction” means an acquisition or a redemption by the Corporation of Voting Shares and/or Convertible Securities which, by reducing the number of Voting Shares and/or Convertible Securities outstanding, increases the percentage of Voting Shares Beneficially Owned by any person;

(ii) a “Permitted Bid Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities made pursuant to a Permitted Bid or a Competing Permitted Bid;

(iii) an “Exempt Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities: (i) in respect of which the Board of Directors has waived the application of the 2007 Rights Plan; (ii) pursuant to a dividend reinvestment plan; (iii) pursuant to a distribution of Voting Shares and/or Convertible Securities made by the Corporation (a) to the public pursuant to a prospectus; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares so offered than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such distribution, or (b) by way of a private placement; provided that, among other things, such person does not thereby become the Beneficial Owner of Voting Shares equal in number to more than 25% of the Voting Shares outstanding immediately prior to the private placement and, in making this determination, the securities to be issued to such person on the private placement shall be deemed to be held by such person but shall not be included in the aggregate number of Voting Shares outstanding immediately prior to the private placement; or (iv) pursuant to an amalgamation, merger, arrangement or other statutory procedure requiring shareholder approval;

(iv) a “Convertible Security Acquisition” means an acquisition of Voting Shares by a person upon the purchase, exercise, conversion or exchange of Convertible Securities acquired or received by such person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition; and

(v) a “Pro Rata Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities as a result of a stock dividend, a stock split or a rights offering issued on the same pro rata basis to all the holders of Voting Shares and/or Convertible Securities of the same class or series; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares and/or Convertible Securities than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such acquisition.

Also excluded from the definition of Acquiring Person are underwriters or banking or selling group members acting in connection with a distribution of securities and any “Grandfathered Person” (generally, any person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares at the Record Time). To the Corporation’s knowledge, there are no Grandfathered Persons.

(g)  Beneficial Ownership

In general, a person is deemed to “Beneficially Own” securities actually held by others in circumstances where those holdings are or should be grouped together for purposes of the 2007 Rights Plan. Included are holdings by the person’s “Affiliates” (generally, a person that controls, is controlled by, or is under common control with a specified corporation) and “Associates” (generally, relatives sharing the same residence).

Also included are securities that the person or any of the person’s Affiliates or Associates has the right to acquire within 60 days (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities and other than pursuant to pledges of securities in the ordinary course of business).

A person is also deemed to Beneficially Own any securities that are Beneficially Owned (as described above) by any other person with which, and in respect of which security, such person is acting jointly or in concert. A person is acting jointly or in concert with any other person who is a party to an agreement, commitment or understanding with the first person for the purpose of acquiring or offering to acquire Voting Shares and/or Convertible Securities.

(h)  Exclusions from the Definition of Beneficial Ownership

The definition of “Beneficial Ownership” contains several exclusions whereby a person is not considered to Beneficially Own a security. There are exemptions from the deemed Beneficial Ownership provisions for institutional shareholders acting in the ordinary course of business and the performance of their duties. These exemptions apply to: (i) an investment manager (“Manager”) which holds securities in the performance of the Manager’s duties for the account of any other person (a “Client”); (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity for the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”); (iii) a Crown agent or agency (a “Crown Agent”); (iv) a person established by statute (a “Statutory Body”), the ordinary business or activity of which includes the management of investment funds for employee benefit plans, retirement plans and insurance plans (other than insurance plans administered by insurance companies) of various public bodies; and (v) the administrator (“Administrator”) of one or more pension funds or plans (a “Plan”) registered under applicable law. The foregoing exemptions apply only so long as the Manager, Trust Company, Crown Agent, Statutory Body, Administrator or Plan is not then making or has not then publicly announced an intention to make a take-over bid, other than pursuant to a distribution by the Corporation or by means of ordinary market transactions.

Also, a person will not be deemed to “Beneficially Own” a security because such person: (i) is a Client of the same Manager, an Estate Account or an Other Account of the same Trust Company, or a Plan with the same Administrator as another person or Plan on whose account the Manager, Trust Company or Administrator, as the case may be, holds such security; or (ii) is a Client of a Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Manager, Trust Company, Administrator or Plan, as the case may be.

A person will not be deemed to “Beneficially Own” any securities that are the subject of a Permitted Lock-Up Agreement. A “Permitted Lock-Up Agreement” is an agreement (the “Lock-Up Agreement”) between a person and one or more holders of Voting Shares and/or Convertible Securities (each a “Locked-Up Person”) (the terms of which are publicly disclosed and reduced to writing and a copy of which is made available to the public (including the Corporation) not later than the date the Lock-Up Bid (as defined below) is publicly announced or, if the Lock-Up Bid has been made prior to the date on which such agreement is entered into, not later than the date of such agreement), pursuant to which such Locked-Up Person agrees to deposit or tender Voting Shares and/or Convertible Securities to a take-over bid (the “Lock-Up Bid”) made or to be made by the person or any of such person’s Affiliates or Associates or any other person with which, and in respect of which security, such person is acting jointly or in concert, provided that:

(i) the Lock-Up Agreement permits such Locked-Up Person to terminate its obligation to deposit or tender to or not to withdraw Voting Shares and/or Convertible Securities from the Lock-Up Bid in order to deposit or tender such securities to another take-over bid or support another transaction where:

A. the price or value per Voting Share or Convertible Security offered under such other take-over bid or transaction exceeds the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid;

B. the price or value per Voting Share or Convertible Security offered under such other take-over bid or transaction exceeds by as much as or more than a specified amount (the “Specified Amount”) the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid, provided that such Specified Amount is not greater than 7% of the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid; or

C. the number of Voting Shares and/or Convertible Securities to be purchased under such other takeover bid or transaction exceeds by as much as or more than a specified number (the “Specified

Number”) the number of Voting Shares and/or Convertible Securities that the Offeror has offered to purchase under the Lock-Up Bid at a price or value per Voting Share or Convertible Security that is not less than the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid, provided that the Specified Number is not greater than 7% of the number of Voting Shares and/or Convertible Securities offered under the Lock-Up Bid;

and for greater certainty, such Lock-Up Agreement may contain a right of first refusal or require a period of delay to give the offeror under the Lock-Up Bid an opportunity to match a higher price, value or number in such other takeover bid or transactions or other similar limitation on a Locked-Up Person’s right to withdraw Voting Shares from the Lock-Up Agreement, so long as the limitation does not preclude the exercise by the Locked-Up Person of the right to withdraw Voting Shares and/or Convertible Securities in sufficient time to deposit or tender to the other take-over bid or to support the other transaction; and

(ii) no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

A. the cash equivalent of 2.5% of the price or value payable under the Lock-Up Bid to a Locked-Up Person; and

B. 50% of the amount by which the price or value payable under another take-over bid or other transaction to a Locked-Up Person exceeds the price or value of the consideration that such Locked-Up Person would have received under the Lock-Up Bid;

shall be payable by a Locked-Up Person pursuant to the Lock-Up Agreement in the event a Locked-Up Person fails to deposit or tender Voting Shares and/or Convertible Securities to the Lock-Up Bid, or withdraws Voting Shares and/or Convertible Securities previously tendered thereto in order to tender to another take-over bid or support another transaction.

(i)  Flip-In Event

A “Flip-In Event” occurs when any person becomes an Acquiring Person. If a Flip-In Event occurs prior to the Expiration Time that has not been waived by the Board of Directors (see “Waiver”, below), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person, or a transferee of any such person, which Rights will become null and void) shall constitute the right to purchase from the Corporation, on payment of the Exercise Price, Voting Shares having an aggregate market price equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustments.

(j)  Permitted Bid and Competing Permitted Bid

A take-over bid will not trigger a Flip-In Event if it is a Permitted Bid or Competing Permitted Bid. A “Permitted Bid” is a take-over bid made by way of a take-over bid circular to all holders of Voting Shares (other than the Offeror) and which complies with the following additional provisions:

(i) no Voting Shares and/or Convertible Securities shall be taken up or paid for pursuant to the take-over bid prior to the close of business on a date which is not less than 60 days following the date of the takeover bid;

(ii) unless the take-over bid is withdrawn, Voting Shares and/or Convertible Securities may be deposited or tendered pursuant to the take-over bid at any time prior to the close of business on the date of first takeup or payment for Voting Shares and/or Convertible Securities and all Voting Shares and/or Convertible Securities deposited or tendered pursuant to the take-over bid may be withdrawn at any time prior to the close of business on such date;

(iii) more than 50% of the outstanding Voting Shares and/or Convertible Securities held by Independent Shareholders must be deposited or tendered to the take-over bid and not withdrawn at the close of business on the date of first take-up or payment for Voting Shares and/or Convertible Securities; and

(iv) in the event that more than 50% of the outstanding Voting Shares and/or Convertible Securities held by Independent Shareholders have been deposited or tendered to the take-over bid and not withdrawn as at the date of first take-up or payment for Voting Shares and/or Convertible Securities under the take-over bid, the Offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares and/or Convertible Securities for not less than 10 business days from the date of such public announcement.

A Competing Permitted Bid is a take-over bid that is made after a Permitted Bid has been made but prior to its expiry, termination or withdrawal and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is only required to remain open until a date that is not less than the later of 35 days after the date of the take-over bid constituting the Competing Permitted Bid and 60 days after the date of the take-over bid of the prior bid.

(k)  Redemption

(i) Redemption of Rights on Approval of Holders of Voting Shares and Rights. With the prior consent of the holders of Voting Shares or Rights, the Board of Directors may at any time prior to the occurrence of a Flip-In Event that has not been waived, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.00001 per Right (the “Redemption Price”), subject to adjustment for antidilution as provided in the 2007 Rights Plan.

(ii) Deemed Redemption. If a person who has made a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition in respect of which the Board of Directors has waived or has been deemed to have waived the application of the 2007 Rights Plan consummates the acquisition of the Voting Shares, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

(iii) Redemption of Rights on Withdrawal or Termination of Bid. Where a take-over bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being so redeemed, all the provisions of the 2007 Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates had not been mailed, and the Separation Time shall be deemed not to have occurred.

(l)  Waiver

(i) Discretionary Waiver respecting Acquisition not by Take-over Bid Circular. With the prior consent of the holders of Voting Shares the Board of Directors may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares or by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, waive the application of the 2007 Rights Plan to such Flip-In Event.

(ii) Discretionary Waiver respecting Acquisition by Take-over Circular and Mandatory Waiver of Concurrent Bids. The Board of Directors may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares pursuant to a take-over bid made by means of a takeover bid circular sent to all holders of Voting Shares, waive the application of the 2007 Rights Plan to such a Flip-In Event, provided that if the Board of Directors waives the application of the 2007 Rights Plan to such a Flip-In Event, the Board of Directors shall be deemed to have waived the application of the 2007 Rights Plan in respect of any other Flip-In Event occurring by reason of any such take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares prior to the expiry of the take-over bid for which a waiver is, or is deemed to have been, granted.

(iii) Waiver of Inadvertent Acquisition. The Board of Directors may waive the application of the 2007 Rights Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a person became an Acquiring Person under the 2007 Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver the person is no longer an Acquiring Person.

(m)  Anti Dilution Adjustments

The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i) if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any optional stock dividend program, dividend reinvestment program or dividend payable in Voting Shares lieu of a regular cash dividend) on the Voting Shares, or a subdivision or consolidation of the Voting Shares, or an issuance of Voting Shares or Convertible Securities in respect of, in lieu of or in exchange for Voting Shares; or

(ii) if the Corporation fixes a record date for the distribution to all holders of Voting Shares of certain rights, options or warrants to acquire Voting Shares or Convertible Securities, or for the making of a distribution to all holders of Voting Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Voting Shares) or rights or warrants.

(n)  Supplements and Amendments

The Corporation may make changes to the 2007 Rights Plan prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the 2007 Rights Plan as a result of any change in any applicable legislation, rules or regulation without the approval of the holders of the Voting Shares or Rights. The Corporation may also make changes to the 2007 Rights Plan prior to the Meeting without the approval of the holders of the Voting Shares or the Rights.

The Corporation may, with the approval of the holders of Voting Shares, at any time prior to the Separation Time, make changes to or rescind any of the provisions of the 2007 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

The Corporation may, with the approval of the holders of Rights, at any time after the Separation Time, make changes to or rescind any of the provisions of the 2007 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

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